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Exhibit 99.2

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

REVISIONS

    The information contained herein revises selected sections of Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) as previously presented in Item 7 of Part II of AIG's Annual Report on Form 10-K for the year ended December 31, 2011, as amended by Amendment No. 1 and Amendment No. 2 on Form 10-K/A filed on February 27, 2012 and March 30, 2012, respectively (collectively, the 2011 Annual Report on Form 10-K). As more fully described in Item 8.01 of this Current Report on Form 8-K, sections of the 2011 Annual Report on Form 10-K are being revised to reflect the following:

Changes in Accounting for Acquisition Costs

    On January 1, 2012, AIG retrospectively adopted a standard that changed its method of accounting for costs associated with acquiring or renewing insurance contracts. The standard clarifies how to determine whether the costs incurred in connection with the acquisition of new or renewal insurance contracts qualify as deferred policy acquisition costs.

The effects on AIG shareholders' equity and Net income (loss) attributable to AIG is summarized below:

At December 31, (in millions)	2011	2010

AIG shareholders' equity as previously reported	$104,951	$85,319
Impact of adoption of new standard on AIG shareholders' equity	(3,413)	(6,463)

AIG shareholders' equity as currently reported	$101,538	$78,856

Years Ended December 31, (in millions)	2011	2010	2009

Net income (loss) attributable to AIG as previously reported	$17,798	$7,786	$(10,949)
Impact of adoption of new standard on Net income (loss) attributable to AIG	2,824	2,272	2,587

Net income (loss) attributable to AIG as currently reported	$20,622	$10,058	$(8,362)

    For short-duration insurance contracts, starting in 2012, AIG has elected to include anticipated investment income in its determination of whether the deferred policy acquisition costs are recoverable. AIG believes the inclusion of anticipated investment income in the recoverability analysis is a preferable accounting policy, as it includes in the recoverability analysis the fact that there is a timing difference between when the premiums are collected and in turn invested and when the losses and related expenses are paid. This is considered a change in accounting principle that requires retrospective application to all periods presented. Because AIG historically has not recorded any premium deficiency on its short-duration insurance contracts even without the inclusion of anticipated investment income, there were no changes to the historical financial statements for the change in accounting principle.

Chartis Segment Changes

    Chartis financial information has been revised to reflect the reclassification in 2012 of certain Chartis products that were previously reported in the Commercial Insurance operating segment to the Consumer Insurance operating segment. These revisions did not affect the total Chartis segment results previously reported.

    The sections of MD&A as previously presented in Item 7 of Part II of the 2011 Annual Report on Form 10-K that are being revised, in whole or in part, are as follows:

  •
  Executive Overview

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    •
    Financial Overview

  •
  Results of Operations

  •
  Consolidated Results

  •
  Segment Results

  •
  Chartis Operations (under the sub-section Chartis Operations — Liability for Unpaid Claims and Claims Adjustment Expense, only the two tables that have been revised for changes in Chartis operating segments are included herein)

  •
  SunAmerica Operations (excluding Sales and Deposits, Premiums, and Domestic Retirement Services Net Flows)

  •
  Other Operations

  •
  Consolidated Comprehensive Income (which is titled "Consolidated Other Comprehensive Income" in the 2011 Annual Report on Form 10-K)

  •
  Critical Accounting Estimates

  •
  Recoverability of Deferred Tax Asset

  •
  Deferred Policy Acquisition Costs – Short Duration (Chartis) (which is titled Deferred Policy Acquisition Costs—Short Duration (Chartis and Mortgage Guaranty) in the 2011 Annual Report on Form 10-K)

    Sections and sub-sections of the MD&A as previously presented in Item 7 of Part II of the 2011 Annual Report on Form 10-K that are not being revised are not included herein. Accordingly, readers should also refer to the 2011 Annual Report on Form 10-K for financial and other information that is not being revised.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

    This Current Report on Form 8-K and other publicly available documents may include, and AIG's officers and representatives may from time to time make, projections, goals, assumptions and statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG's belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG's control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as "believe", "anticipate", "expect", "intend", "plan", "view", "target" or "estimate". These projections, goals, assumptions and statements may address, among other things:

  •
  the timing of the disposition of the ownership position of the United States Department of the Treasury (Department of the Treasury) in AIG;

  •
  the timing and method of repayment of the preferred interests in AIA Aurora LLC held by the Department of the Treasury;

  •
  the fair value of AIA and cash flow projections for AIG's Maiden Lane Interests;

  •
  the monetization of AIG's interests in International Lease Finance Corporation (ILFC);

  •
  AIG's exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers and sovereign bond issuers;

  •
  AIG's exposure to European governments and European financial institutions;

  •
  AIG's strategy for risk management;

  •
  AIG's ability to retain and motivate its employees;

  •
  AIG's generation of deployable capital;

  •
  AIG's return on equity and earnings per share long-term aspirational goals;

  •
  AIG's strategy to grow net investment income, efficiently manage capital and reduce expenses;

12            AIG Form 8-K

  •
  AIG's strategy for customer retention, growth, product development, market position, financial results and reserves; and

  •
  the revenues and combined ratios of AIG's subsidiaries.

    It is possible that AIG's actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG's actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

  •
  actions by credit rating agencies;

  •
  changes in market conditions;

  •
  the occurrence of catastrophic events;

  •
  significant legal proceedings;

  •
  concentrations in AIG's investment portfolios, including its municipal bond portfolio;

  •
  judgments concerning casualty insurance underwriting and reserves;

  •
  judgments concerning the recognition of deferred tax assets;

  •
  judgments concerning deferred policy acquisition costs (DAC) recoverability;

  •
  judgments concerning the recoverability of aircraft values in ILFC's fleet; and

  •
  such other factors as are discussed throughout this MD&A and in Item 1A. Risk Factors discussed in AIG's 2011 Annual Report on Form 10-K.

    AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Unless the context otherwise requires, the terms AIG, the Company, we, us, and our mean AIG and its consolidated subsidiaries.

USE OF NON-GAAP MEASURES

    Throughout this MD&A, AIG presents its operations in the way it believes will be most meaningful and representative of ongoing operations as well as most transparent. Certain of the measurements used by AIG management are "non-GAAP financial measures" under Securities and Exchange Commission (SEC) rules and regulations.

    AIG analyzes the operating performance of Chartis using underwriting profit (loss). Operating income (loss), which is income (loss) before net realized capital gains (losses) and related deferred policy acquisition costs (DAC) and sales inducement asset (SIA) amortization, is utilized to report results for SunAmerica Financial Group (SunAmerica) operations. Management believes that these measures enhance the understanding of the underlying profitability of the ongoing operations of these businesses and allow for more meaningful comparisons with AIG's insurance competitors. Reconciliations of these measures to the most directly comparable measurement derived from accounting principles generally accepted in the United States (GAAP), pre-tax income, are included in Results of Operations.

EXECUTIVE OVERVIEW

    This executive overview of management's discussion and analysis highlights selected information and may not contain all of the information that is important to current or potential investors in AIG's securities. This Current Report on Form 8-K should be read in its entirety for a complete description of events, trends and uncertainties as well as the critical accounting estimates affecting AIG and its subsidiaries.

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FINANCIAL OVERVIEW

    As further discussed in Note 22 to the Consolidated Financial Statements, AIG concluded that $18.4 billion of the deferred tax asset valuation allowance for the U.S. consolidated income tax group should be released through the Consolidated Statement of Operations in 2011.

    AIG's loss from continuing operations before income taxes represented a $20.6 billion decrease compared to its 2010 income and reflected the following:

  •
  a $3.3 billion net loss on extinguishment of debt recorded in the first quarter of 2011, primarily consisting of the accelerated amortization of the prepaid commitment fee asset resulting from the termination of the Credit Agreement, dated as of September 22, 2008 (as amended, the Federal Reserve Bank of New York (FRBNY) Credit Facility) on January 14, 2011, partially offset by a $484 million gain on extinguishment of debt in the fourth quarter of 2011 related to the exchange of junior subordinated debt;

  •
  significant catastrophe losses for Chartis totaling $3.3 billion, including losses from Thailand floods in the fourth quarter of 2011, Hurricane Irene in the third quarter of 2011, the U.S. tornadoes in the second quarter of 2011 and the Great Tohoku Earthquake & Tsunami (the Tohoku catastrophe) in the first quarter of 2011, compared to catastrophe losses of $1.1 billion in 2010;

  •
  losses for Aircraft Leasing of $1.7 billion due to impairment charges, fair value adjustments and lease-related charges on aircraft in both 2011 and 2010;

  •
  $604 million in unfavorable fair value adjustments on AIG's economic interest in Maiden Lane II LLC (ML II) and equity interest in Maiden Lane III LLC (ML III) (together, the Maiden Lane Interests);

  •
  2010 included a gain of $19.6 billion on sales of divested businesses, primarily consisting of a gain of $18.1 billion from the completion of the initial public offering and listing of AIA Group Limited (AIA) ordinary shares on the Hong Kong Stock Exchange on October 29, 2010, as well as a gain of $1.3 billion recognized in 2010 related to the sale of AIG's headquarters building in Tokyo in 2009 which gain had been deferred until the expiration of certain lease provisions; and

  •
  income in 2010 from divested businesses prior to their sale totaling $2.4 billion, primarily representing AIA.

    Partially offsetting these declines were;

  •
  a reduction in prior year adverse loss development in 2011 compared to 2010;

  •
  a decrease in interest expense of $4.1 billion primarily resulting from the January 2011 repayment of the FRBNY Credit Facility;

  •
  an increase in the fair value of AIA ordinary shares; and

  •
  a reduction in realized capital losses in 2011 compared to 2010.

    In 2011, AIG recorded income from discontinued operations net of taxes of $2.5 billion, which included a pre-tax gain of $3.5 billion recorded in the first quarter of 2011 on the sale of AIG Star Life Insurance Co., Ltd. (AIG Star) and AIG Edison Life Insurance Company (AIG Edison) compared to a net loss of $645 million in 2010, which included goodwill impairment charges of $4.6 billion associated with the sale of American Life Insurance Company (ALICO), AIG Star and AIG Edison.

    See Results of Operations herein for additional discussion of our results.

RESULTS OF OPERATIONS

    In order to align financial reporting with changes made during 2011 to the manner in which AIG's chief operating decision makers review the businesses to assess performance and make decisions about resources to be allocated, AIG changed its segments in the third quarter of 2011. AIG now reports the results of its operations through three reportable segments: Chartis, SunAmerica Financial Group (SunAmerica), and Aircraft Leasing. Through these reportable segments, AIG provides insurance, financial and investment products and services to both businesses and individuals in more than 130 countries. AIG's subsidiaries serve commercial, institutional and individual customers through an extensive property-casualty and life insurance and retirement services network. Aircraft Leasing includes commercial aircraft and equipment leasing. AIG's Other operations category consists of businesses and items not allocated to AIG's reportable segments.

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CONSOLIDATED RESULTS

    During 2011, AIG experienced significant favorable developments, including the completion of the Recapitalization in January 2011, the wind-down of AIGFP's portfolios, the sale of certain life insurance businesses, emergence from cumulative losses in recent years and a return to sustainable operating profits within its primary operations. Notably:

  •
  AIG released approximately $18.4 billion of the deferred tax asset valuation allowance for the U.S. consolidated income tax group. The fourth quarter effect was $19.5 billion, which included valuation allowance increases during the first nine months of 2011. See Critical Accounting Estimates — Recoverability of Deferred Tax Asset and Note 22 of the Consolidated Financial Statements for additional information;

  •
  Chartis prior year adverse loss reserve development declined by $4.6 billion to $211 million;

  •
  Interest expense declined $4.1 billion, primarily due to the termination of the FRBNY Credit Facility; and

  •
  Improving equity markets contributed to a $1.3 billion increase in the market valuation of AIG's holding of AIA ordinary shares.

    Offsetting these favorable developments were record catastrophe losses for Chartis and the effects of several macroeconomic drivers, including declining equity markets, widening credit spreads, and declining interest rates, including:

  •
  Total catastrophe losses of $3.3 billion for Chartis in 2011 compared to $1.1 billion in 2010;

  •
  Aircraft Leasing losses of $1.7 billion due to impairment charges, fair value adjustments and lease-related charges on aircraft;

  •
  The widening of credit spreads, reduced interest rates, and changes in the timing of estimated future cash flows drove declines of $604 million in the recorded fair value of the Maiden Lane Interests;

  •
  AIG recognized a $3.3 billion loss on extinguishment of debt related to the termination of the FRBNY Credit Facility, which was partially offset by a $484 million gain on extinguishment of debt associated with the exchange of junior subordinated debt; and

  •
  Components of operating results decreased due to the deconsolidation of AIA in the fourth quarter of 2010.

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The following table presents AIG's consolidated results of operations (comparability with 2010 and 2009 is affected by the deconsolidation of AIA in the fourth quarter of 2010):

				Percentage Change
Years Ended December 31, (in millions)	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Revenues:
Premiums	$38,990	$45,319	$48,583	(14)%	(7)%
Policy fees	2,705	2,710	2,656	-	2
Net investment income	14,755	20,934	18,992	(30)	10
Net realized capital gains (losses)	541	(164)	(5,210)	NM	97
Aircraft leasing revenue	4,508	4,749	4,967	(5)	(4)
Other income	2,758	3,989	5,459	(31)	(27)

Total revenues	64,257	77,537	75,447	(17)	3

Benefits, claims and expenses:
Policyholder benefits and claims incurred	33,450	41,392	45,314	(19)	(9)
Interest credited to policyholder account balances	4,467	4,487	4,611	-	(3)
Amortization of deferred acquisition costs	5,486	5,821	6,670	(6)	(13)
Other acquisition and insurance expenses	8,458	10,163	9,815	(17)	4
Interest expense	3,871	7,981	14,358	(51)	(44)
Aircraft leasing expenses	3,974	4,050	2,385	(2)	70
Net loss on extinguishment of debt	2,908	104	-	NM	NM
Net (gain) loss on sale of properties and divested businesses	74	(19,566)	1,271	NM	NM
Other expenses	2,470	3,439	5,465	(28)	(37)

Total benefits, claims and expenses	65,158	57,871	89,889	13	(36)

Income (loss) from continuing operations before income tax expense (benefit)	(901)	19,666	(14,442)	NM	NM
Income tax expense (benefit)	(19,764)	6,736	(2,055)	NM	NM

Income (loss) from continuing operations	18,863	12,930	(12,387)	46	NM
Income (loss) from discontinued operations, net of income tax expense (benefit)	2,467	(645)	2,661	NM	NM

Net income (loss)	21,330	12,285	(9,726)	74	NM

Less: Net income (loss) attributable to noncontrolling interests	708	2,227	(1,364)	(68)	NM

Net income (loss) attributable to AIG	$20,622	$10,058	$(8,362)	105%	NM %

    The comparisons of 2011 and 2010 results to the respective prior year follow:

Premiums

2011 and 2010 Comparison

    Premiums decreased in 2011 compared to 2010 primarily due to the deconsolidation in the fourth quarter of 2010 of AIA, which accounted for $9.3 billion of premiums in 2010. The decline in premiums for 2011 compared to 2010 was partially offset by an increase in Chartis premiums, primarily resulting from the consolidation of Fuji commencing in the third quarter of 2010, and the favorable effect of foreign exchange rates.

2010 and 2009 Comparison

    Premiums decreased in 2010 compared to 2009 primarily due to a reduction of $3.3 billion related to 2009 dispositions that did not meet the criteria for discontinued operations accounting. These dispositions included HSB Group, Inc. (HSB), 21st Century Insurance Group (including Agency Auto Division and excluding Chartis

16            AIG Form 8-K

Private Client Group) (21st Century) and AIG Life of Canada (AIG Life Canada), as well as the deconsolidation of Transatlantic Holdings, Inc (Transatlantic) in 2009.

Policy Fees

2011 and 2010 Comparison

    Policy fees decreased slightly in 2011 compared to 2010 as higher variable annuity fee income was more than offset by lower surrender charges due to decreased surrender rates and universal life unlockings.

2010 and 2009 Comparison

    Policy fees increased slightly for 2010 compared to 2009 primarily due to higher variable annuity fees on separate account assets consistent with the growth in variable accounts assets as a result of favorable equity market conditions in late 2010.

Net Investment Income

The following table summarizes the components of consolidated Net investment income:

	Years Ended December 31,			Percentage Change
(in millions)	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Fixed maturity securities, including short-term investments	$11,814	$14,445	$14,535	(18)%	(1)%
Change in fair value of ML II	42	513	(25)	(92)	NM
Change in fair value of ML III	(646)	1,792	419	NM	328
Change in fair value of AIA securities	1,289	(638)	-	NM	NM
Change in the fair value of MetLife securities prior to their sale	(157)	665	-	NM	NM
Equity securities	92	234	186	(61)	26
Interest on mortgage and other loans	1,065	1,268	1,347	(16)	(6)
Alternative investments*	1,213	1,602	4	(24)	NM
Mutual funds	47	(25)	315	NM	NM
Real estate	107	126	139	(15)	(9)
Other investments	398	557	306	(29)	82

Total investment income before policyholder income and trading gains	15,264	20,539	17,226	(26)	19
Policyholder investment income and trading gains	-	886	2,305	NM	(62)

Total investment income	15,264	21,425	19,531	(29)	10
Investment expenses	509	491	539	4	(9)

Net investment income	$14,755	$20,934	$18,992	(30)%	10%

*
Includes hedge funds, private equity funds and affordable housing partnerships.

2011 and 2010 Comparison

    Net investment income decreased primarily due to the following:

  •
  the effect of the deconsolidation of AIA in the fourth quarter of 2010. AIA net investment income prior to deconsolidation in 2010 totaled $4.0 billion, which included $886 million in policyholder trading gains;

  •
  a decline in the fair value of the Maiden Lane Interests of $604 million due to significant widening of credit spreads and reduced interest rates compared to gains of $2.3 billion in 2010; and

  •
  fair value losses on the MetLife securities prior to their sale in March 2011.

AIG Form 8-K            17

    These decreases were partially offset by:

  •
  fair value gains on the AIA ordinary shares in 2011 compared to losses in 2010; and

  •
  an increase in income from fixed maturity securities, excluding the effect of the AIA deconsolidation, due to higher average invested asset balances as a result of the cash redeployment in 2011.

2010 and 2009 Comparison

    Net investment income increased in 2010 compared to 2009 primarily due to significantly higher income from private equity funds and hedge fund investments due to an improved market environment compared to 2009, and increased valuation gains associated with the Maiden Lane Interests.

    These increases were partially offset by a decline in policyholder trading gains compared to 2009. Policyholder trading gains are offset by a change in Policyholder benefits and claims incurred and generally reflect the trends in equity markets, principally in Asia.

Net Realized Capital Gains (Losses)

The following table summarizes the components of consolidated Net realized capital gains (losses):

	Years Ended December 31,			Percentage Change
(in millions)	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Sales of fixed maturity securities	$1,913	$1,846	$849	4%	117%
Sales of equity securities	164	725	303	(77)	139
Other-than-temporary impairments:
Severity	(51)	(73)	(1,510)	30	95
Change in intent	(12)	(441)	(958)	97	54
Foreign currency declines	(32)	(63)	(112)	49	44
Issuer-specific credit events	(1,165)	(2,457)	(3,979)	53	38
Adverse projected cash flows	(20)	(5)	(137)	(300)	96
Provision for loan losses	48	(304)	(614)	NM	50
Change in the fair value of MetLife securities prior to the sale	(191)	315	-	NM	NM
Foreign exchange transactions	(96)	189	(616)	NM	NM
Derivative instruments	297	138	1,724	115	(92)
Other	(314)	(34)	(160)	NM	79

Net realized capital gains (losses)	$541	$(164)	$(5,210)	NM	97

2011 and 2010 Comparison

    AIG recognized net realized capital gains in 2011 compared to net realized capital losses in 2010 due to the following:

  •
  lower other-than-temporary impairment charges from issuer-specific credit events and changes in intent; and

  •
  improvement in the provision for loan losses due to an increase in collateral values as a result of improved operating performance and improved market conditions.

    These gains were partially offset by the following:

  •
  lower gains on sales of equity securities in 2011 compared to 2010 due to higher sales in 2010 resulting from the continuing insurance companies' portfolio repositioning;

  •
  fair value losses in 2011 compared to gains in 2010 on the MetLife securities prior to their sale in March 2011;

  •
  foreign exchange transaction losses incurred in 2011 compared to gains in 2010, primarily from the weakening of the U.S. dollar against the Swiss Franc and Japanese Yen, partially offset by the strengthening of the U.S. dollar against the Euro and the British Pound; and

  •
  the deconsolidation of AIA.

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2010 and 2009 Comparison

    Net realized capital losses decreased in 2010 compared to 2009 primarily due to the following:

  •
  increased gains on sales of fixed maturity and equity securities in 2010;

  •
  lower other-than-temporary impairment charges for fixed maturity securities in 2010 as a result of the adoption of the other-than-temporary impairments accounting standard commencing in the second quarter of 2009. See Investments - Impairments - Other-Than-Temporary Impairments in the 2011 Annual Report on Form 10-K and Note 7 to the Consolidated Financial Statements; and

  •
  foreign exchange transaction gains incurred in 2010 compared to losses in 2009 primarily resulting from the strengthening of the U.S. dollar against the Euro and the British Pound compared to 2009.

    These improvements were partially offset by lower gains from derivative instruments not designated for hedge accounting, particularly those used to hedge foreign exchange movements.

Aircraft Leasing Revenue

2011 and 2010 Comparison

    Aircraft leasing revenue decreased slightly, primarily due to a reduction in ILFC's average fleet size resulting from sales of aircraft and the impact of lower lease revenue earned on re-leased aircraft in its fleet. In 2011, ILFC had an average of 932 aircraft in its fleet, compared to 963 in 2010.

2010 and 2009 Comparison

    Aircraft leasing revenue decreased slightly due to a reduction in ILFC's average fleet size resulting from sales of aircraft and the impact of lower lease rates on used aircraft. In 2010, ILFC had an average of 963 aircraft in its fleet, compared to 974 in 2009.

Other Income

2011 and 2010 Comparison

    The decline in Other income for 2011 compared to 2010 was driven by:

  •
  a decline of $559 million in credit valuation adjustment gains on Direct Investment book non-derivative assets and liabilities;

  •
  a decline of $259 million in unrealized market valuation adjustment gains on the AIGFP super senior credit default swap portfolio;

  •
  a decline of $172 million in unrealized market valuation adjustments on the AIGFP credit default swap contracts referencing single-name exposures written on corporate, index and asset-backed credits, due to losses in 2011 compared to gains in 2010; and

  •
  a bargain purchase gain of $332 million recognized in the first quarter of 2010 related to the acquisition of Fuji, which is further discussed in Note 5 to the Consolidated Financial Statements.

    These declines were partially offset by significantly lower levels of real estate investment impairment charges in 2011.

2010 and 2009 Comparison

    The decline in Other income for 2010 compared to 2009 was driven by a decline of $1.0 billion and $975 million in credit valuation adjustments on Direct Investment book non-derivative assets and liabilities and AIGFP derivative assets and liabilities, respectively, as well as a decline of $820 million in unrealized market valuation adjustments on the AIGFP super senior credit default swap portfolio. This decline was partially offset by a bargain

AIG Form 8-K            19

purchase gain of $332 million related to the Fuji acquisition and reduced losses from AIGFP from lower unwind costs.

Policyholder Benefits and Claims Incurred

2011 and 2010 Comparison

    Policyholder benefits and claims incurred decreased in 2011 compared to 2010 as a result of the following:

  •
  a decline of $8.7 billion related to the deconsolidation of AIA; and

  •
  Chartis' $72 million of net reserve strengthening in 2011 compared to net strengthening of $4.3 billion in 2010.

    This decline was partially offset by:

  •
  increased catastrophe losses throughout the year, including the Thailand floods in the fourth quarter of 2011, Hurricane Irene in the third quarter of 2011, the U.S. tornadoes in the second quarter of 2011, and the Tohoku Catastrophe in the first quarter of 2011;

  •
  the effect of Chartis' consolidation of Fuji;

  •
  increased claims and claims adjustment expenses for Mortgage Guaranty operations due to increased overturns of denied and rescinded claims; and

  •
  increased claims at SunAmerica due to enhanced death benefit reserving practices.

2010 and 2009 Comparison

    Policyholder benefits and claims incurred decreased in 2010 primarily due to:

  •
  a reduction of $2.2 billion as a result of the dispositions in 2009 noted above that did not meet the criteria for discontinued operations accounting;

  •
  a decrease in incurred policy losses and benefit expenses for AIA of $1.3 billion related to a decline in policyholder trading gains which are discussed above in Net Investment Income; and

  •
  a decrease in claims and claims adjustment expense of $2.4 billion for Mortgage Guaranty operations primarily due to lower levels of newly reported delinquencies in the first-lien, second-lien and international products, higher cure rates on existing first-lien and international delinquent loans and the recognition of stop loss limits on certain second-lien policies.

    Partially offsetting these declines were:

  •
  the net $4.3 billion of reserve strengthening in 2010 compared to reserve strengthening of $2.8 billion in 2009;

  •
  increased catastrophe losses for Chartis; and

  •
  the effect of the consolidation of Fuji in 2010.

    See Segments Results — Chartis Operations — Chartis Results herein for further discussion.

Amortization of Deferred Acquisition Costs

2011 and 2010 Comparison

    The decrease in Amortization of deferred acquisition costs in 2011 compared to 2010 resulted primarily from the deconsolidation of AIA in the fourth quarter of 2010. The AIA amortization of deferred acquisition costs in 2010 totaled $814 million.

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2010 and 2009 Comparison

    The decrease in Amortization of deferred acquisition costs in 2010 compared to 2009 primarily resulted from the dispositions of HSB, 21st Century, AIG Life Canada and Transatlantic in 2009 and from the decrease in amortization for SunAmerica related to improved equity market conditions.

Other Acquisition and Insurance Expenses

2011 and 2010 Comparison

    Other acquisition and insurance expenses decreased in 2011 compared to 2010 as a result of the deconsolidation of AIA in the fourth quarter of 2010, partially offset by the consolidation of Fuji commencing in the third quarter of 2010. AIA other acquisition and insurance expenses in 2010 totaled $1.8 billion.

2010 and 2009 Comparison

    Other acquisition and insurance expenses increased in 2010 compared to 2009 as a result of increased expenses at Chartis, primarily resulting from the consolidation of Fuji noted above, partially offset by a $1.0 billion decrease related to the dispositions in 2009 noted above.

Interest Expense

2011 and 2010 Comparison

    Interest expense decreased in 2011 compared to 2010 primarily as a result of the repayment and termination of the FRBNY Credit Facility on January 14, 2011. Interest expense on the FRBNY Credit Facility was $72 million in 2011 through the date of termination compared to $4.1 billion in 2010, including amortization of the prepaid commitment fee asset of $48 million and $3.5 billion in 2011 and 2010, respectively. See Note 1 to the Consolidated Financial Statements for further discussion regarding the repayment of the FRBNY Credit Facility in connection with the Recapitalization in January 2011.

2010 and 2009 Comparison

    Interest expense decreased in 2010 primarily due to lower interest expense on the FRBNY Credit Facility reflecting a reduced weighted average interest rate on borrowings, a lower average outstanding balance and a decline in amortization of the prepaid commitment fee asset as set forth below.

Years Ended December 31, (dollars in millions)	2010	2009

Weighted average interest rate	3.3%	4.5%
Average outstanding balance (excluding paid in kind interest)	$18,775	$37,358
Periodic amortization of prepaid commitment fee asset	$1,766	$3,174
Accelerated amortization of prepaid commitment fee asset	$1,705	$5,185

Aircraft Leasing Expenses

    ILFC recorded impairment charges, fair value adjustments and lease-related charges of $1.7 billion in both 2011 and 2010 and charges of $51 million in 2009. See Segment Results - Aircraft Leasing Operations - Aircraft Leasing Results in the 2011 Annual Report on Form 10-K for additional information.

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Net Loss on Extinguishment of Debt

    The loss on extinguishment of debt for 2011 includes:

  •
  a $3.3 billion charge primarily consisting of the accelerated amortization of the remaining prepaid commitment fee asset resulting from the termination of the FRBNY Credit Facility, which is further discussed in Note 1 to the Consolidated Financial Statements; and

  •
  a $484 million gain on extinguishment related to the junior subordinated debt exchange in the fourth quarter of 2011.

Net (Gain) Loss on Sale of Divested Businesses and Properties

    Net (gain) loss on sale of divested businesses and properties includes the net (gain) loss on the sale of divested businesses that did not qualify as discontinued operations as well as gains and losses from property disposals in connection with AIG's restructuring program.

    The gain in 2010 primarily represents a gain of $18.1 billion on the sale of 67 percent of AIA, a gain of $228 million associated with the termination fee paid by Prudential plc to AIG related to the termination of the agreement to purchase AIA and a $1.3 billion gain on the sale of the Otemachi building in Japan. See Segment Results — Chartis Operations — Chartis Results — Chartis Investing and Other Results herein for further information.

Other Expenses

2011 and 2010 Comparison

    Other expenses decreased in 2011 compared to 2010 due to;

  •
  lower securities-related litigation charges; and

  •
  lower restructuring charges.

2010 and 2009 Comparison

    Other expenses decreased in 2010 compared to 2009 due to:

  •
  goodwill impairment charges of $612 million recorded in 2009 related to the Institutional Asset Management business;

  •
  lower compensation-related costs for the Institutional Asset Management business, including the effect of deconsolidation of certain portfolio investments and the sale of the Swiss bank; and

  •
  lower provisions for credit losses for consumer finance businesses not presented as discontinued operations.

Income Taxes

2011 Effective Tax Rate

    For the year ended December 31, 2011, the effective tax rate on pretax loss from continuing operations was not meaningful, due to the significant effect of releasing approximately $18.4 billion of the deferred tax asset valuation allowance in the fourth quarter of 2011. Other less significant factors that contributed to the difference from the statutory rate included tax benefits of $454 million associated with tax exempt interest income, $386 million associated with the effect of foreign operations, and $224 million associated with AIG's investment in subsidiaries and partnerships.

22            AIG Form 8-K

2010 Effective Tax Rate

    For the year ended December 31, 2010, the effective tax rate on pre-tax income from continuing operations was 34.3 percent. The effective tax rate for the year ended December 31, 2010, attributable to continuing operations differed from the statutory rate primarily due to tax benefits of $1.3 billion associated with AIG's investment in subsidiaries and partnerships, principally the AIA SPV which is treated as a partnership for U.S. tax purposes, and $587 million associated with tax exempt interest, partially offset by an increase in the valuation allowance attributable to continuing operations of $1.4 billion.

2009 Effective Tax Rate

    For the year ended December 31, 2009, the effective tax rate on pre-tax loss from continuing operations was 14.2 percent. The effective tax rate on the pre-tax loss from continuing operations for the year ended December 31, 2009, differed from the statutory rate primarily due to increases in the valuation allowance of $3.0 billion and reserve for uncertain tax positions of $874 million, partially offset by tax exempt interest of $677 million and the change in investment in subsidiaries and partnerships of $473 million which was principally related to changes in the estimated U.S. tax liability with respect to sales of subsidiaries.

    See Critical Accounting Estimates - Recoverability of Deferred Tax Asset in the Annual Report on Form 10-K and Note 22 to the Consolidated Financial Statements for additional information.

Discontinued Operations

Income (loss) from Discontinued Operations is comprised of the following:

Years Ended December 31, (in millions)	2011	2010	2009

Foreign life insurance businesses	$1,170	$(1,602)	$2,416
AGF	-	(145)	(904)
Net gain (loss) on sale	2,338	5,389	(530)
Consolidation adjustments	(1)	(356)	54
Interest allocation	(2)	(75)	(89)

Income from discontinued operations	3,505	3,211	947
Income tax expense (benefit)	1,038	3,856	(1,714)

Income (loss) from discontinued operations, net of tax	$2,467	$(645)	$2,661

    Significant items affecting the comparison of results from discontinued operations included the following:

  •
  a pre-tax gain of $3.5 billion on the sale of AIG Star and AIG Edison in 2011;

  •
  impairments of goodwill in 2010 of $4.6 billion related to ALICO, AIG Star and AIG Edison. See Note 2(j) to the Consolidated Financial Statements for further discussion;

  •
  a pre-tax gain of $7.9 billion on the sale of ALICO in 2010;

  •
  a pre-tax loss of approximately $1.7 billion on the sale of AGF in 2010;

  •
  a pre-tax loss of $605 million recognized in 2009 related to the sale of Nan Shan, as well as an additional loss on sale of $830 million recognized in 2010; and

  •
  tax effects of the above transactions, notably the impact of non-deductible goodwill impairment and the change in investment in subsidiaries, which was principally related to changes in the estimated U.S. tax liability with respect to the planned sales.

    See Notes 4 and 22 to the Consolidated Financial Statements for further discussion of discontinued operations.

AIG Form 8-K            23

SEGMENT RESULTS

    AIG presents and discusses its financial information in the following manner, which it believes is most meaningful to its financial statement users. AIG analyzes the operating performance of its segments as follows:

  •
  Chartis — underwriting profit (loss), which is derived by reducing net premiums earned by claims and claims adjustment expenses incurred and underwriting expenses, and is before net investment income, net realized capital gains (losses), bargain purchase gain and other income (expense) – net;

  •
  SunAmerica and Aircraft Leasing — Operating income (loss), which is before net realized capital gains (losses) and related DAC and SIA amortization; and

  •
  Results from discontinued operations and net gains (losses) on sales of divested businesses are excluded from these measures.

    AIG believes that these measures allow for a better assessment and enhanced understanding of the operating performance of each business by highlighting the results from ongoing operations and the underlying profitability of its businesses. When such measures are disclosed, reconciliations to GAAP pre-tax income are provided.

As described in Revisions above, on January 1, 2012, AIG adopted, on a retrospective basis, an accounting standard that amends the accounting for costs incurred by insurance companies that can be capitalized in connection with acquiring or renewing insurance contracts. For the years ended December 31, 2011, 2010 and 2009, the following table shows the increase (decrease) to each segment's pre-tax income (loss) from the adoption of this standard:

Years Ended December 31, (in millions)	2011	2010	2009

Chartis	$122	$23	$(129)
SunAmerica	46	(11)	58

Total reportable segments	168	12	(71)
Other Operations*	(4)	1,718	(64)

Total	$164	$1,730	$(135)

*
Includes an adjustment to the gain on the sale of AIA ordinary shares in 2010 as a result of the lower net asset value at time of disposition from the retrospective adoption of the acquisition cost standard.

    In order to align financial reporting with changes made during 2011 to the manner in which AIG's chief operating decision makers review the businesses to assess performance and make decisions about resources to be allocated, AIG changed its segments in the third quarter of 2011. See Note 3 to the Consolidated Financial Statements for additional information on AIG's segment changes.

    Prior period amounts were reclassified to conform to the current period presentation for the above items. Additionally, certain other reclassifications have been made to prior period amounts in the Consolidated Statement of Operations and Consolidated Balance Sheet to conform to the current period presentation.

24            AIG Form 8-K

The following table summarizes the operations of each reportable segment. See also Note 3 to the Consolidated Financial Statements.

				Percentage Change
Years Ended December 31, (in millions)	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Total revenues:
Chartis	$40,722	$37,207	$35,023	9%	6%
SunAmerica	15,315	14,747	11,366	4	30
Aircraft Leasing	4,457	4,718	4,992	(6)	(5)

Total reportable segments	60,494	56,672	51,381	7	10
Other Operations	4,079	21,405	25,264	(81)	(15)
Consolidation and eliminations	(316)	(540)	(1,198)	41	55

Total	64,257	77,537	75,447	(17)	3

Pre-tax income (loss):
Chartis	1,820	(93)	35	NM	NM
SunAmerica	2,956	2,701	(1,121)	9	NM
Aircraft Leasing	(1,005)	(729)	1,385	(38)	NM

Total reportable segments	3,771	1,879	299	101	NM
Other Operations	(4,703)	17,611	(14,257)	NM	NM
Consolidation and eliminations	31	176	(484)	(82)	NM

Total	$(901)	$19,666	$(14,442)	NM %	NM %

Chartis Operations

    Chartis is a leading property-casualty and general insurance organization with over 44,000 employees serving more than 70 million clients around the world. During 2011, Chartis completed a reorganization of its operations and now presents its financial information in two operating segments — Commercial Insurance and Consumer Insurance — as well as a Chartis Other operations category. Previously, Chartis presented its financial information under Chartis U.S. and Chartis International. Prior period amounts have been reclassified to conform to the current year presentation.

    As previously noted, AIG presents and discusses its financial information in a manner it believes is most meaningful to its financial statement users. AIG analyzes the operating performance of Chartis using underwriting profit (loss) and pre-tax income (loss). Underwriting profit (loss) is derived by reducing net premiums earned by claims and claims adjustment expenses incurred and underwriting expenses. Net premiums written are initially deferred and earned based upon the terms of the underlying policies for short duration contracts. The unearned premium reserve constitutes deferred revenues which are generally recognized in earnings ratably over the policy period. Net premiums written for long duration contracts are earned when due from the policyholder. Net premiums written reflect the premiums retained after purchasing reinsurance protection.

    Chartis, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. The loss ratio is the sum of claims and claims adjustment expenses incurred divided by net premiums earned. The expense ratio is underwriting expenses, which consist of acquisition costs plus other insurance expenses, divided by net premiums earned. The combined ratio is the sum of the loss ratio and the expense ratio. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of claims and claims adjustment expenses, and other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates an underwriting profit and over 100 indicates an underwriting loss.

    The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting profit and associated ratios.

AIG Form 8-K            25

    Chartis will continue to assess the performance of its operating segments based in part on underwriting profit, loss ratio, expense ratio and combined ratio. Chartis believes these metrics provide long-term measures of the performance of the business compared to historical results and peer companies. In addition, Chartis is developing new value based metrics that provide management shorter-term measures to evaluate its performance across multiple lines and various countries. As an example, Chartis has implemented a risk-adjusted profitability model as a business performance measure, which it will continue to refine. Along with underwriting results, this risk-adjusted profitability model incorporates elements of capital allocations, costs of capital and net investment income. Chartis believes that such performance measures will allow it to manage changes in its business mix.

    Investment income is allocated to the Commercial Insurance and Consumer Insurance segments based on an internal investment income allocation model. The model estimates investable funds based upon the loss reserves, unearned premium and a capital allocation for each segment. The investment income allocation is calculated based on the estimated investable funds and risk-free yields (plus an illiquidity premium) consistent with the approximate duration of the liabilities. The actual yields in excess of the allocated amounts and the investment income from the assets not attributable to the Commercial Insurance and Consumer Insurance segments are assigned to Chartis Other.

    For the year ended December 31, 2011, results reflect the effects of the full year of Fuji operations, while the corresponding 2010 period reflects the effects of Fuji for only two quarters; because Chartis began consolidating Fuji's operating results on July 1, 2010. Fuji operations primarily relate to Consumer Insurance.

    The historical Chartis financial information has been revised to reflect the reclassification of certain products that were previously reported in the Commercial Insurance operating segment to the Consumer Insurance operating segment. These changes align financial reporting to the manner in which AIG's chief operating decision makers review the Chartis segment to assess performance and make decisions about resources to be allocated. These revisions did not impact the total Chartis reportable segment results previously reported.

Chartis Results

The following table presents Chartis results:

				Percentage Change
Years Ended December 31, (in millions)	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Underwriting results:
Net premiums written	$34,840	$31,612	$30,653	10%	3%
Decrease in unearned premiums	849	909	1,608	(7)	(43)

Net premiums earned	35,689	32,521	32,261	10	1
Claims and claims adjustment expenses incurred	27,949	27,867	25,362	-	10
Underwriting expenses	10,870	10,102	9,626	8	5

Underwriting loss	(3,130)	(5,448)	(2,727)	43	(100)

Investing and other results:
Net investment income	4,348	4,392	3,292	(1)	33
Net realized capital gains (losses)	607	(38)	(530)	NM	93
Bargain purchase gain	-	332	-	NM	NM
Other income (expense) – net*	(5)	669	-	NM	NM

Pre-tax income (loss)	$1,820	$(93)	$35	NM %	NM %

*
Includes gain on divested properties of $669 million in 2010.

2011 and 2010 Comparison

    Chartis recognized pre-tax income in 2011 compared to a pre-tax loss in 2010 primarily due to the decrease in the loss ratio, partially offset by the effect of increased catastrophe losses in 2011, detailed as follows:

  •
  Net prior year adverse loss development, net of premiums and loss-sensitive premium adjustments, decreased from $4.3 billion in 2010 to $72 million in 2011.

26            AIG Form 8-K

  •
  The combined ratio declined to 108.8 in 2011 from 116.8 in 2010. Catastrophe losses were $3.3 billion in 2011 compared to $1.1 billion in 2010. The combined ratio, excluding catastrophe losses, was 99.6 in 2011, compared to 113.5 in 2010, a 13.9 point improvement.

  •
  Net realized capital gains on sales of fixed maturity securities increased in connection with Chartis' strategy to better align investment allocations with current overall performance and income tax planning objectives.

    Also, Chartis realized an increase in net premiums written primarily related to the acquisition of Fuji, which Chartis began consolidating on July 1, 2010, and in the Commercial Insurance property lines, which experienced improved pricing and modifications to its reinsurance program.

2010 and 2009 Comparison

    Chartis reported a pre-tax loss in 2010 compared to pre-tax income in 2009 primarily due to the increase in the net prior year adverse loss development, net of premiums and loss-sensitive premium adjustments, from $2.8 billion in 2009 to $4.3 billion in 2010. In addition, catastrophe losses increased by $1.0 billion. These were partially offset by an increase in net premiums written, primarily related to the Fuji acquisition, as well as improved market conditions and the impact of gains in 2010 related to the acquisition of Fuji and the sale of the Otemachi Building.

Chartis Net Premiums Written

    Net premiums written are the sales of an insurer, adjusted for reinsurance premiums assumed and ceded, during a given period. Net premiums earned are the revenue of an insurer for covering risk during a given period. Net premiums written are a measure of performance for a sales period while net premiums earned are a measure of performance for a coverage period. From the period in which the premiums are written until the period in which they are recognized, the amount is part of the unearned premium reserve.

The following table presents Chartis net premiums written by major line of business:

				Percentage Change
Years Ended December 31, (in millions)	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Commercial Insurance:
Casualty	$9,819	$9,939	$10,492	(1)%	(5)%
Property	3,812	3,180	3,526	20	(10)
Specialty	3,546	3,339	3,467	6	(4)
Financial lines	3,871	3,718	3,623	4	3

Total Commercial Insurance	21,048	20,176	21,108	4	(4)

Consumer Insurance:
Accident & health	6,006	5,442	5,015	10	9
Personal lines	7,000	5,571	4,434	26	26
Life insurance	756	333	-	127	NM

Total Consumer Insurance	13,762	11,346	9,449	21	20

Other	30	90	96	(67)	(6)

Total net premiums written	$34,840	$31,612	$30,653	10%	3%

AIG Form 8-K            27

The following table presents the effect of the acquisition of Fuji on Chartis net premiums written:

Years Ended December 31, (in millions)	2011	2010

Chartis Net Premiums Written:
Commercial Insurance, excluding Fuji	$20,704	$20,091
Consumer Insurance, excluding Fuji	10,134	9,684
Other	30	90

Total net premiums written, excluding Fuji	30,868	29,865

Fuji Commercial Insurance	344	85
Fuji Consumer Insurance	3,628	1,662

Total Fuji net premiums written*	3,972	1,747

Total Commercial Insurance	21,048	20,176
Total Consumer Insurance	13,762	11,346
Total Other	30	90

Total net premiums written	$34,840	$31,612

*
For the year ended December 31, 2011, results reflect the effects of the full year of Fuji operations, while the corresponding 2010 period reflects the effects of Fuji for only two quarters, because Chartis began consolidating Fuji's operating results on July 1, 2010.

2011 and 2010 Comparison

    Chartis' net premiums written increased in 2011 compared to 2010 due to the Fuji acquisition, the improvement in foreign currency exchange rates, primarily in the Japanese Yen, and further growth in the strategic higher value lines of business. These increases were partially offset by the decline in Commercial Casualty business in 2011 and more specifically the effects of risk management initiatives in workers' compensation and certain other lines of business in Chartis. They also reflect Chartis' continued commitment to maintain price discipline in lines where market rates are unsatisfactory. Excluding the effects of the Fuji acquisition, Chartis' net premiums written increased in 2011 by 3.4 percent compared to 2010.

    The year ended December 31, 2011 reflects net premiums written related to Fuji of $4.0 billion compared to $1.7 billion in 2010. The year ended December 31, 2011 also reflects the effects of overall improvements in ratable exposures (i.e., asset values, payrolls and sales), general pricing improvement and retrospective premium adjustments on loss-sensitive contracts.

    Chartis has continued a strategy that started in 2010 to improve the allocation of its reinsurance between traditional reinsurance markets and capital markets. As part of this strategy, Chartis has secured $1.45 billion in protection for U.S. hurricanes and earthquakes through three separate catastrophe bond transactions. In 2011, Chartis secured $575 million in a bond transaction and in 2010, $875 million through two separate bond transactions. These bond transactions in 2011 and 2010 reduced net premiums written by approximately $201 million and $208 million, respectively.

    Growing higher value Consumer business continues to be a key strategy. Total Consumer Insurance net premiums written increased 21 percent for the year ended December 31, 2011 compared to 2010. Excluding the effects of foreign exchange and the Fuji acquisition, Consumer Insurance net premiums written increased by less than one percent.

    In 2011, management implemented certain initiatives designed to provide for a more effective use of capital, including:

  •
  restructuring the renewals of certain Commercial Casualty loss-sensitive programs from a retrospectively rated premium structure to a loss reimbursement deductible structure; and

  •
  the decision to cease writing excess workers' compensation business as a stand-alone product.

28            AIG Form 8-K

    The effect of these actions decreased premiums in 2011 by approximately $0.6 billion. However, given the capital intensive nature of these classes of casualty business, Chartis expects that over time, these actions will improve its results.

2010 and 2009 Comparison

    Chartis' net premiums written increased in 2010 compared to 2009, primarily due to the Fuji acquisition and, to a lesser extent, strategic growth in higher value lines of business. Excluding the effects of the Fuji transaction, Chartis' net premiums written decreased in 2010 by 2.6 percent compared to 2009. This decrease is primarily due to declines in Commercial businesses in the U.S. and other developed markets, as well as the effects of risk management initiatives in the U.S. and Canada region designed to reduce catastrophe-exposed business in property and overall exposure in Chartis' long-tail casualty lines. The decrease also reflects Chartis' commitment to maintain price discipline in lines where market rates are unsatisfactory, as well as overall rate declines and a decline in ratable exposures such as workers' compensation.

    Further, during 2010, Chartis entered into two separate three-year reinsurance transactions, secured through the issuance of catastrophe bonds, which provide protection from U.S. hurricanes and earthquakes, and reduced 2010 net premiums written by approximately $208 million.

AIG transacts business in most major foreign currencies. The following table summarizes the effect of changes in foreign currency exchange rates on Chartis net premiums written:

Years Ended December 31,	2011 vs. 2010	2010 vs. 2009

Increase in original currency*	7.3%	1.8%
Foreign exchange effect	2.9	1.3

Increase as reported in U.S. dollars	10.2%	3.1%

*
Computed using a constant exchange rate for each period.

Chartis Underwriting Ratios

The following table summarizes the Chartis combined ratios based on GAAP data and the impact of catastrophe losses, prior year development and related reinstatement premiums and premium adjustments on loss-sensitive contracts on the Chartis consolidated loss and combined ratios:

				Increase (Decrease)
Years Ended December 31,	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Loss ratio	78.3	85.7	78.6	(7.4)	7.1
Catastrophe losses and reinstatement premiums	(9.2)	(3.3)	(0.1)	(5.9)	(3.2)
Prior year development net of premium adjustments and including reserve discount	(0.4)	(13.2)	(8.6)	12.8	(4.6)

Loss ratio, as adjusted	68.7	69.2	69.9	(0.5)	(0.7)

Expense ratio	30.5	31.1	29.8	(0.6)	1.3

Combined ratio	108.8	116.8	108.4	(8.0)	8.4
Catastrophe losses and reinstatement premiums	(9.2)	(3.3)	(0.1)	(5.9)	(3.2)
Prior year development net of premium adjustments and including reserve discount	(0.4)	(13.2)	(8.6)	12.8	(4.6)

Combined ratio, adjusted	99.2	100.3	99.7	(1.1)	0.6

AIG Form 8-K            29

Loss Ratios

The following table presents the components of net prior year adverse development for Chartis:

Years Ended December 31, (in millions)	2011	2010	2009

Gross prior year adverse loss development	$211	$4,850	$2,758
Increase in loss reserve discount	33	(562)	(81)
Returned/(additional) premium on loss-sensitive business	(172)	(8)	118

Net prior year adverse loss development	$72	$4,280	$2,795

    The decrease in the loss ratio for 2011 compared to 2010 reflects the substantial decrease in the net prior year loss development, net of premiums and loss-sensitive premium adjustments in 2011 as shown in the table above and to a lesser extent the improvement in foreign currency exchange rates. The decrease in the loss ratio was partially offset by the effect of increased catastrophe losses in 2011 compared to 2010.

    This decrease in the adjusted 2011 loss ratio was partially due to the effect of the Fuji acquisition offset by an increase in the 2011 accident year loss ratio for the Specialty Workers' Compensation and Excess Casualty business (within the U.S. and Canada region) and the Primary Casualty and Professional Indemnity businesses (within the Europe region).

    The 2011 net adverse loss development charge of $72 million, primarily relates to the primary casualty, workers' compensation, and environmental business lines, partially offset by the net favorable loss development in the financial lines and excess casualty lines.

    The loss ratio for Chartis increased in 2010 compared to 2009, primarily as a result of the net adverse loss development for prior accident years recorded in 2010.

    Approximately 80 percent of the 2010 net prior year adverse loss development charge of $4.3 billion relates to the asbestos, excess casualty, excess workers' compensation, and primary workers' compensation lines. Further, 83 percent of this charge relates to accident years 2007 and prior (accident years before the financial crisis in 2008) and 65 percent relates to accident years 2005 and prior (accident years prior to the start of the managed reduction in these long-tail lines of business).

    Most of the 2009 net adverse loss development charge of $2.8 billion relates to excess casualty, excess workers' compensation and the asbestos lines of business. Further, approximately 95 percent relates to accident years 2005 and prior.

    Writings in long-tail lines of business that were the drivers of the reserve charges in 2010 and 2009 have been reduced since 2006. In the case of asbestos, since 1985, standard policies have contained an absolute exclusion for asbestos and pollution-related damages.

30            AIG Form 8-K

The following table presents Chartis catastrophe losses by major event:

	2011			2010
Year Ended December 31, (in millions)	Commercial Insurance	Consumer Insurance	Total	Commercial Insurance	Consumer Insurance	Total

Event:(a)
Tohoku Catastrophe(b)	$667	$524	$1,191	$-	$-	$-
New Zealand Christchurch earthquakes	344	7	351	-	-	-
Chile earthquake	-	-	-	289	2	291
Midwest & Southeast U.S. tornadoes	383	14	397	-	-	-
Thailand floods	366	2	368	-	-	-
Hurricane Irene	296	73	369	-	-	-
All other events	525	95	620	711	64	775

Claims and claim expenses	2,581	715	3,296	1,000	66	1,066
Reinstatement premiums	11	-	11	10	--	10

Total catastrophe-related charges	$2,592	$715	$3,307	$1,010	$66	$1,076

(a)
Events shown in the above table are catastrophic events, for which the net impact to Chartis is in excess of $200 million each. All other events include 13 events in 2010 and 14 events in 2011 that are considered catastrophic but the net impact of which remains below the $200 million itemization threshold. Catastrophe losses for 2009 are not presented above as there was one significant catastrophe event, flooding in the Southwestern United States, totaling $53 million for Commercial Insurance.

(b)
On March 11, 2011, a major earthquake occurred near the northeast coast of Honshu, Japan, triggering a tsunami in the Pacific Ocean. This disaster is referred to as the Tohoku Catastrophe.

Expense Ratios

    The expense ratio decreased in 2011 compared to 2010, primarily due to the effect of including Fuji results for a full year and the effects of foreign exchange. These decreases were partially offset by Chartis' increased investments in a number of strategic initiatives during 2011, including the implementation of improved regional governance and risk management capabilities, the implementation of global accounting and claims systems, preparation for Solvency II and certain other legal entity restructuring initiatives.

    The expense ratio increased in 2010 compared to 2009 primarily due to Chartis' strategy to continue the enhancement and build-out of its financial systems. In addition, during 2010 Chartis recorded increased expenses relating to long-term incentive programs that will continue to align employee performance incentive programs with profitability, capital management, risk management, and other performance measures. Further, increased acquisition expenses reflect increased regulatory assessments, more specifically in the workers' compensation lines, and new marketing agreements with select strategic distribution partners. These increases were partially offset by an overall decline in the expense ratio relating to the acquisition of Fuji.

Chartis Investing and Other Results

    Chartis manages and accounts for its invested assets on a legal entity basis in conformity with regulatory requirements. Within a legal entity, invested assets are available to pay claims and expenses of both Commercial Insurance and Consumer Insurance operating segments as well as Chartis Other. Invested assets are not segregated or otherwise separately identified for the Commercial and Consumer Insurance operating segments.

    As discussed earlier, investment income is allocated to the Commercial Insurance and Consumer Insurance segments based on an internal investment income allocation model. See Segment Results — Chartis Operations for more information.

AIG Form 8-K            31

The following table presents Chartis investing and other results:

				Percentage Change
Years Ended December 31, (in millions)	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Net investment income	$4,348	$4,392	$3,292	(1)%	33%
Net realized capital gains (losses)	607	(38)	(530)	NM	93
Bargain purchase gain	-	332	-	NM	NM
Other income (expense) – net*	(5)	669	-	NM	NM

Investing and other results	$4,950	$5,355	$2,762	(8)%	94%

*
Includes gain on divested properties of $669 million in 2010.

2011 and 2010 Comparison

    Net investment income:    Overall in 2011, net investment income decreased slightly due to declines in private equity and hedge fund income as well as increases in investment expenses. These decreases were largely offset by increases in interest income. The decrease in private equity and hedge fund income reflects the decline in the overall equity markets during the second half of 2011. The increase in investment expenses in 2011 resulted mainly from increases in both internal and external investment management fees. The interest income increase relates to the redeployment of cash and short term instruments into longer term, higher yield securities. In addition, 2011 reflects a full year of interest income related to Fuji, which has been consolidated by Chartis since July 1, 2010.

    Net realized capital gains (losses):    Increases are due to gains on the sales of fixed maturity securities in connection with the strategy discussed above to better align Chartis' investment allocations with current overall performance and income tax objectives; a decrease in other-than-temporary impairment charges; gains from improvements in foreign currency exchange rates, primarily the strengthening of the Japanese Yen against the U.S. Dollar; and gains from derivative instruments that do not qualify for hedge accounting, resulting primarily from declining long term interest rates. These derivative instruments economically hedge products that provide benefits over an extended period of time.

    These gains were partially offset by impairments recognized within other invested assets, primarily life settlement contracts. For the year ended December 31, 2011 and 2010, impairment charges of $351 million and $78 million, respectively, were recorded by Chartis related to life settlement contracts, including approximately $38 million and $4 million of impairments, respectively, associated with life insurance policies issued by SunAmerica life insurance companies that are eliminated in consolidation. Life settlement contracts are evaluated for impairment on a contract-by-contract basis. A contract is identified as potentially impaired if its undiscounted future net cash flows are less than the current carrying value of such contract. Life settlement contracts are impaired, and written down to fair value, when the carrying value of the contract is greater than the estimated fair value.

    During 2011, Chartis began receiving updated medical information for its life settlement contracts as a result of an enhanced process in which information on individual insured lives is requested on a routine basis. In cases where updated information indicates that an individual's health has improved, an impairment loss may arise as a result of revised estimates of net cash flows from the related contract. This had the general effect of decreasing the projected net cash flows on a number of contracts, resulting in an increase in the number of contracts identified as potentially impaired when compared to previous analyses. Further, the domestic operations of Chartis refined their fair values based upon the availability of recent medical information.

    Bargain purchase gain:    On March 31, 2010, Chartis purchased additional voting shares in Fuji which resulted in the effective control and consolidation of Fuji. This acquisition resulted in a bargain purchase gain of $0.3 billion, which was included in the Consolidated Statement of Income (Loss) in Other Income. The bargain purchase gain is primarily attributable to the depressed market value of Fuji's common stock, which Chartis believes was the result of macro-economic, capital market and regulatory factors in Japan coupled with Fuji's financial condition and results of operations. Chartis anticipates that the bargain purchase gain will not be subject to U.S. or foreign income tax because the gain would only be recognized for tax purposes upon the sale of the Fuji shares.

32            AIG Form 8-K

    Other income (expense) – net:    In May 2009, AIG completed the legal sale of its interest in the Otemachi Building in Japan, including the land and development rights. The transaction initially did not qualify as a sale for accounting purposes at that time, due to AIG's continued involvement with the property, which did not end until December 2010. As a result, AIG recognized a gain of approximately $1.3 billion in pre-tax income, of which $669 million was included in the Chartis results in 2010.

2010 and 2009 Comparison

    Net investment income:    The increase in 2010 was primarily the result of an increase in the value of partnership investments as market conditions improved in 2010, while 2009 included losses from an equity method investment.

    Net realized capital losses:    Net realized capital losses for Chartis declined in 2010 compared to 2009 due to increased gains on sales of fixed maturity and equity securities and lower other-than-temporary impairment charges as market conditions continued to improve.

    Bargain purchase gain:    During 2010, Chartis recognized a bargain purchase gain of $332 million in connection with the acquisition of Fuji.

    Other income (expense) – net:    Represents the Chartis portion of the gain on the sale of AIG's Otemachi Building in Japan.

    See Consolidated Results for further discussion on net investment income and net realized capital gains (losses).

Commercial Insurance

Commercial Insurance Results

The following table presents Commercial Insurance results:

				Percentage Change
Years Ended December 31, (in millions)	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Underwriting results:
Net premiums written	$21,048	$20,176	$21,108	4%	(4)%
Decrease in unearned premiums	817	976	1,642	(16)	(41)

Net premiums earned	21,865	21,152	22,750	3	(7)
Claims and claims adjustment expenses incurred	18,850	18,942	18,851	-	-
Underwriting expenses	5,349	5,261	5,251	2	-

Underwriting loss	(2,334)	(3,051)	(1,352)	24	(126)

Net investment income	3,248	3,348	3,883	(3)	(14)

Pre-tax income	$914	$297	$2,531	208%	(88)%

Commercial Insurance Net Premiums Written

Commercial Insurance business is transacted in most major foreign currencies. The following table summarizes the effect of changes in foreign currency exchange rates on the growth of Commercial Insurance net premiums written:

Years Ended December 31,	2011 vs. 2010	2010 vs. 2009

Increase (decrease) in original currency*	3.2%	(4.8)%
Foreign exchange effect	1.1	0.4

Increase (decrease) as reported in U.S. dollars	4.3%	(4.4)%

*
Computed using a constant exchange rate for each period.

AIG Form 8-K            33

2011 and 2010 Comparison

    Commercial Insurance net premiums written increased in 2011 compared to 2010 primarily due to:

  •
  increases in Property lines driven by positive pricing trends and reinsurance modifications resulting in increased retentions; the rate environment for Property has been particularly strong for the U.S. and the Far East region;

  •
  an increase in additional premiums on Commercial Casualty's loss-sensitive business of $164 million compared to 2010. Loss-sensitive business relates to policies whose premiums vary with the level of underlying losses. Accordingly, in 2011, additional premiums of $172 million were recognized relating to additional prior year losses. The corresponding 2010 period reflects the effects of additional premiums of $8 million;

  •
  general improvements in rates, in particular for workers' compensation;

  •
  continued growth and market penetration across growth economy nations; and

  •
  improvements in foreign exchange currency rates.

    Offsetting these increases was an approximately $0.6 billion decrease in net premiums written relating to the change of certain policy forms at renewal from retrospectively rated premium structures to loss reimbursement deductible structures.

2010 and 2009 Comparison

    Commercial Insurance net premiums written decreased in 2010 compared to 2009 primarily due to:

  •
  risk management initiatives resulting in the reduction of aggregate exposures in certain Commercial Casualty, Property and Specialty lines of business;

  •
  lower workers' compensation net premiums written due to declining rates, lower employment levels, increased competition and Chartis' continued strategy to maintain price discipline;

  •
  decreases in Financial lines due to declines in various classes of professional liability business, which were negatively affected to a greater extent than other classes by the credit crisis, and Chartis' decisions to reduce writings within environmental coverage and not to renew a credit card indemnification program that did not meet internal profitability targets;

  •
  decreases in Commercial Casualty due to a combination of declines in the construction, real estate and transportation classes and limited availability of capital for new projects, which impacted general liability and commercial umbrella business. These were offset by improved pricing, increased new business submissions and improved retention resulting from increased stabilization of developed economies after the financial crisis that began in 2008; and

  •
  effects of three-year reinsurance agreements, secured through catastrophe bonds, which provided protection from U.S. hurricanes and earthquakes, and reduced 2010 net premiums written by approximately $208 million.

34            AIG Form 8-K

Commercial Insurance Underwriting Ratios

The following table presents the Commercial Insurance combined ratios based on GAAP data and the impact of catastrophe losses, prior year development and related reinstatement premiums and premium adjustments on loss-sensitive contracts on the Commercial Insurance consolidated loss and combined ratios:

				(Increase) (Decrease)
Years Ended December 31,	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Loss ratio	86.2	89.6	82.9	(3.4)	6.7
Catastrophe losses and reinstatement premiums	(11.8)	(4.8)	(0.3)	(7.0)	(4.5)
Prior year development net of premium adjustments and including reserve discount	0.3	(10.4)	(6.7)	10.7	(3.7)

Loss ratio, as adjusted	74.7	74.4	75.9	0.3	(1.5)

Expense ratio	24.5	24.9	23.1	(0.4)	1.8

Combined ratio	110.7	114.5	106.0	(3.8)	8.5
Catastrophe losses and reinstatement premiums	(11.8)	(4.8)	(0.3)	(7.0)	(4.5)
Prior year development net of premium adjustments and including reserve discount	0.3	(10.4)	(6.7)	10.7	(3.7)

Combined ratio, adjusted	99.2	99.3	99.0	(0.1)	0.3

The following table presents the components of net prior year adverse development for Commercial Insurance:

Years Ended December 31, (in millions)	2011	2010	2009

Gross prior year adverse loss development	$100	$2,599	$1,531
Increase in loss reserve discount	(40)	(400)	(81)
Returned (additional) premium on loss-sensitive business	(172)	(8)	118

Net prior year adverse (favorable) loss development	$(112)	$2,191	$1,568

Loss Ratios

    The loss ratio improved in 2011 compared to 2010 due to the effect of net prior year adverse loss development in 2010 and an increase in additional premiums from loss-sensitive business in 2011. These items were largely offset by the increase in catastrophe losses in 2011.

    The loss ratio increased in 2010 compared to 2009 primarily due to the net prior year adverse loss development in 2010 for the excess casualty and workers' compensation lines of business.

    For a more detailed discussion of Net Prior Year Loss Development, see the Liability for Unpaid Claims and Claims Adjustment Expense section in the 2011 Annual Report on Form 10-K.

Expense Ratios

    The expense ratio improved in 2011 compared to 2010 due to the effects of foreign currency exchange rates and overall growth in the business. In addition, the expense ratio reflects the effects of continued enhancements to regional governance, risk management capabilities and investments within growth economy nations.

    The expense ratio increased in 2010 compared to 2009 due to a change in the mix of business from low commission casualty business to higher commission property business. In addition, the increase in general operating expenses reflects Chartis' strategy to continue the enhancement and build-out of its financial systems. Further, during 2010, Chartis recorded increased expenses relating to long-term incentive programs that will continue to align employee performance incentive programs with profitability, capital management, risk management, and other performance measures

AIG Form 8-K            35

Consumer Insurance

Consumer Insurance Results

The following table presents Consumer Insurance results:

				Percentage Change
Years Ended December 31, (in millions)	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Underwriting results:
Net premiums written	$13,762	$11,346	$9,449	21%	20%
Increase in unearned premiums	(7)	(67)	(38)	90	(76)

Net premiums earned	13,755	11,279	9,411	22	20
Claims and claims adjustment expenses incurred	8,900	6,745	5,384	32	25
Underwriting expenses	5,253	4,650	4,226	13	10

Underwriting loss	(398)	(116)	(199)	(243)	42

Net investment income	354	301	351	18	(14)

Pre-tax income (loss)	$(44)	$185	$152	NM %	22%

Consumer Insurance Net Premiums Written

2011 and 2010 comparison

    Consumer Insurance net premiums written increased in 2011 compared to 2010 primarily due to the effect of including Fuji results for a full year, the improvement in foreign currency exchange rates, primarily the Japanese Yen, and further growth in the strategic higher value lines of business. Excluding the effects of the Fuji acquisition, Consumer Insurance net premiums written increased 5 percent in 2011, primarily due to:

  •
  A&H net premiums written increased by approximately 10 percent. Excluding the effects of the Fuji acquisition, A&H net premiums written increased by approximately 7 percent primarily as a result of the execution of Chartis' growth strategies in key lines and the effect of foreign exchange. The Far East region continued to implement favorable marketing programs and benefited from rate increases implemented in 2010. Growth was also demonstrated in key geographic markets such as Asia Pacific, including China, EMEA, including Continental Europe, and Israel, and in targeted areas, such as direct marketing and travel insurance.

  •
  Personal Lines net premiums written increased by approximately 26 percent. Excluding the effects of the Fuji acquisition, Personal Lines net premiums increased by two percent, primarily as a result of Chartis' decisions to not renew certain programs in the U.S. and Canada region that did not meet performance targets. Personal Lines continued to grow in key markets, including Japan and Latin America and in key lines, such as specialized personal lines products.

  •
  Life net premiums written increased primarily as a result of the full year effect of the Fuji acquisition and as a result of the execution of new business strategies at Fuji Life Insurance Company Ltd.

2010 and 2009 comparison

    Consumer Insurance net premiums written increased in 2010 compared to 2009 primarily due to the acquisition of Fuji.

36            AIG Form 8-K

Consumer Insurance is transacted in most major foreign currencies. The following table summarizes the effect of changes in foreign currency exchange rates on the growth of Consumer Insurance net premiums written:

Years Ended December 31,	2011 vs. 2010	2010 vs. 2009

Increase in original currency(a)(b)	15.2%	16.6%
Foreign exchange effect	6.1	3.5

Increase as reported in U.S. dollars	21.3%	20.1%

(a)
Computed using a constant exchange rate for each period.

(b)
Primarily due to the effect of the Fuji acquisition.

Consumer Insurance Underwriting Ratios

The following table presents the Consumer Insurance combined ratios based on GAAP data and the impact of catastrophe losses, prior year development and related reinstatement premiums and premium adjustments on loss-sensitive contracts on the Consumer Insurance consolidated loss and combined ratios:

				Increase (Decrease)
Years Ended December 31,	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Loss ratio	64.7	59.8	57.2	4.9	2.6
Catastrophe losses and reinstatement premiums	(5.2)	(0.6)	-	(4.6)	(0.6)
Prior year development net of premium adjustments and including reserve discount	(0.6)	0.6	(0.8)	(1.2)	1.4

Loss ratio, as adjusted	58.9	59.8	56.4	(0.9)	3.4

Expense ratio	38.2	41.2	44.9	(3.0)	(3.7)

Combined ratio	102.9	101.0	102.1	1.9	(1.1)
Catastrophe losses and reinstatement premiums	(5.2)	(0.6)	-	(4.6)	(0.6)
Prior year development net of premium adjustments and including reserve discount	(0.6)	0.6	(0.8)	(1.2)	1.4

Combined ratio, adjusted	97.1	101.0	101.3	(3.9)	(0.3)

The following table presents the components of net prior year adverse development for Consumer Insurance:

Years Ended December 31, (in millions)	2011	2010	2009

Gross prior year adverse (favorable) loss development	$84	$(71)	$80

Net prior year adverse (favorable) loss development	$84	$(71)	$80

Loss Ratios

    The loss ratio increased in 2011 compared to 2010, primarily due to increased catastrophe losses in 2011. During 2011, Consumer Insurance recorded net prior year adverse loss development of $84 million, primarily due to programs in the U.S. and Canada region that are not being renewed. This compares to net prior year favorable loss development of $71 million in 2010.

    The increase in the loss ratio in 2010 compared to 2009 reflects the effect of Fuji in 2010 and increased claims in Japan and Europe. In 2010, Consumer Insurance recorded favorable net prior year loss development of $71 million primarily due to favorable development in the Asia Pacific region. This compares to net prior year adverse loss development in 2009 of $80 million primarily due to reserve development in Japan and Latin America.

    For a more detailed discussion of Net Prior Year Loss Development, see the Liability for Unpaid Claims and Claims Adjustment Expense section in the 2011 Annual Report on Form 10-K.

AIG Form 8-K            37

Expense Ratios

    The expense ratio decreased in 2011 compared to 2010 primarily due to the effects of including Fuji results for a full year. Fuji has a lower average expense ratio than the rest of the Consumer Insurance business due in part to its business mix.

    The expense ratio decreased in 2010 compared to 2009 primarily due to the net benefit from Fuji net deferred acquisition costs, which were capitalized subsequent to the Fuji acquisition.

Chartis Other

Chartis Other Results

The following table presents Chartis Other results:

				Percentage Change
Years Ended December 31, (in millions)	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Underwriting results:
Net premiums written	$30	$90	$96	(67)%	(6)%
(Increase) decrease in unearned premiums	39	-	4	NM	NM

Net premiums earned	69	90	100	(23)	(10)
Claims and claims adjustment expenses incurred	199	2,180	1,127	(91)	93
Underwriting expenses	268	191	149	40	28

Underwriting loss	(398)	(2,281)	(1,176)	83	(94)

Investing and other results:
Net investment income	746	743	(942)	-	NM
Net realized capital gains (losses)	607	(38)	(530)	NM	93
Bargain purchase gain	-	332	-	NM	NM
Other income (expense) – net*	(5)	669	-	NM	NM

Pre-tax income (loss)	$950	$(575)	$(2,648)	NM	78%

*
Includes gain on divested properties of $669 million in 2010.

The following table presents the components of net prior year adverse development for Chartis Other:

Years Ended December 31, (in millions)	2011	2010	2009

Gross prior year adverse loss development	$27	$2,322	$1,147
Increase in loss reserve discount	73	(162)	-

Net prior year adverse loss development	$100	$2,160	$1,147

Underwriting Results

    Substantially all of the net premiums written in the above table relate to excess workers' compensation. The excess workers' compensation line of business is subject to premium audits (upon the expiration of the underlying policy) and, as a result, Chartis Other will reflect the effects of premium audit activity through subsequent years.

    Given the run-off nature of the legacy lines of business and the nature of the expenses included in Chartis Other, management has determined that traditional underwriting measures of loss ratio, expense ratio and combined ratio do not provide an appropriate measure of underwriting performance. Therefore, underwriting ratios are not presented for Chartis Other.

2011 and 2010 Comparison

    For the year 2011 compared to 2010, the decrease in net premiums written and claims and claim adjustment expenses reflect the effects of the run-off activities associated with the excess workers' compensation business,

38            AIG Form 8-K

while the underwriting expenses increased as a result of certain expenses related to corporate initiatives and expense allocations of AIG Parent.

2010 and 2009 Comparison

    For the year 2010 compared to 2009, the increase in claims and claim adjustment expenses incurred relates to net prior year adverse loss development in 2010.

    The overall increase in underwriting expenses relates to increases for strategic Chartis initiatives, including global accounting and claims system implementations, Solvency II and certain other legal entity restructuring initiatives.

    For a discussion of Investing and other results for Chartis Other, see Chartis Results — Chartis Investing and Other Results.

Liability for Unpaid Claims and Claims Adjustment Expense

The following table classifies the components of net loss reserves by business unit:

Years Ended December 31, (in millions)	2011	2010

Chartis:
Commercial Insurance	$58,549	$57,237
Consumer Insurance	5,438	5,117
Other*	3,992	5,720

Total Chartis	67,979	68,074

Other operations – Mortgage Guaranty	2,846	3,433

Net liability for unpaid claims and claims adjustment expense at end of	$70,825	$71,507

*
In 2011, the net loss reserves reflect the cession under the June 17, 2011 transaction with National Indemnity Company (NICO) of $1.7 billion. See Liability for Unpaid Claims and Claims Adjustment Expense — Asbestos and Environmental Reserve in the 2011 Annual Report on Form 10-K for additional discussion of the NICO transaction.

The following tables summarize development, (favorable) or unfavorable, of incurred losses and loss expenses for prior years (other than accretion of discount):

Years Ended December 31, (in millions)	2011	2010	2009

Prior Accident Year Development by Operating Segment:
Chartis:
Commercial Insurance	$100	$2,599	$1,531
Consumer Insurance	84	(71)	80
Other	27	2,322	1,147

Total Chartis	211	4,850	2,758
Other businesses:
Mortgage Guaranty	(16)	(668)	38
Other*	-	-	(25)

Total Other businesses	(16)	(668)	13

Prior years, other than accretion of discount	$195	$4,182	$2,771

*
Includes Transatlantic which was deconsolidated during the second quarter of 2009, 21st Century was sold in the third quarter of 2009 and HSB was sold during the first quarter of 2009.

AIG Form 8-K            39

SunAmerica Operations

    SunAmerica offers a comprehensive suite of products and services to individuals and groups including term life, universal life, A&H products, fixed and variable deferred annuities, fixed payout annuities, mutual funds and financial planning. SunAmerica offers its products and services through a diverse, multi-channel distribution network that includes banks, national, regional and independent broker-dealers, affiliated financial advisors, independent marketing organizations, independent and career insurance agents, structured settlement brokers, benefit consultants and direct to-consumer platforms.

    In managing SunAmerica, AIG analyzes the operating performance of each business using Operating income (loss), which is before net realized capital gains (losses) and related DAC and SIA amortization. Operating income (loss) is not a substitute for pre-tax income determined in accordance with U.S. GAAP. However, AIG believes that the presentation of Operating income (loss) enhances the understanding of the underlying profitability of the ongoing operations of SunAmerica. The reconciliations to pre-tax income are provided in the tables that follow.

SunAmerica Results

The following table presents SunAmerica results:

				Percentage Change
Years Ended December 31, (in millions)
	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Domestic Life Insurance:
Revenue:
Premiums	$2,513	$2,520	$2,671	-%	(6)%
Policy fees	1,478	1,576	1,581	(6)	-
Net investment income	3,925	4,313	3,819	(9)	13
Other income	3	-	-	NM	NM
Operating expenses:
Policyholder benefits and claims incurred	4,510	4,277	4,161	5	3
Interest credited to policyholder account balances	851	843	866	1	(3)
Amortization of deferred acquisition costs	389	596	541	(35)	10
Other acquisition and insurance expenses	1,126	1,140	1,209	(1)	(6)

Operating income	1,043	1,553	1,294	(33)	20
Net realized capital gains (losses)	363	(75)	(712)	NM	89
Benefit (amortization) of DAC, VOBA and SIA related to net realized capital gains (losses)	(19)	(37)	34	49	NM

Pre-tax income	$1,387	$1,441	$616	(4)%	134%

Domestic Retirement Services:
Revenue:
Policy fees	$1,227	$1,134	$1,075	8%	5%
Net investment income	5,957	6,455	5,734	(8)	13
Other income	206	-	-	NM	NM
Operating expenses:
Policyholder benefits and claims incurred	104	(1)	227	NM	NM
Interest credited to policyholder account balances	3,616	3,644	3,745	(1)	(3)
Amortization of deferred acquisition costs	477	375	732	27	(49)
Other acquisition and insurance expenses	959	1,068	902	(10)	18

Operating income	2,234	2,503	1,203	(11)	108
Net realized capital losses	(357)	(1,176)	(2,802)	70	58
Amortization of DAC, VOBA and SIA related to net realized capital losses	(308)	(67)	(57)	(360)	(18)
Goodwill impairment charges	-	-	(81)	NM	NM

Pre-tax income (loss)	$1,569	$1,260	$(1,737)	25%	NM %

40            AIG Form 8-K

				Percentage Change
Years Ended December 31, (in millions)
	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Total SunAmerica:
Revenue:
Premiums	$2,513	$2,520	$2,671	-%	(6)%
Policy fees	2,705	2,710	2,656	-	2
Net investment income	9,882	10,768	9,553	(8)	13
Other income	209	-	-	NM	NM
Operating expenses:
Policyholder benefits and claims incurred	4,614	4,276	4,388	8	(3)
Interest credited to policyholder account balances	4,467	4,487	4,611	-	(3)
Amortization of deferred acquisition costs	866	971	1,273	(11)	(24)
Other acquisition and insurance expenses	2,085	2,208	2,111	(6)	5

Operating income	3,277	4,056	2,497	(19)	62
Net realized capital gains (losses)	6	(1,251)	(3,514)	NM	64
Amortization of DAC, VOBA and SIA related to net realized capital gains (losses)	(327)	(104)	(23)	(214)	(352)
Goodwill impairment charges	-	-	(81)	NM	NM

Pre-tax income (loss)	$2,956	$2,701	$(1,121)	9%	NM %

2011 and 2010 Comparison

    SunAmerica reported a decrease in operating income in 2011 compared to 2010, reflecting lower net investment income, higher DAC amortization and higher policyholder benefit expense in SunAmerica's variable annuity business due to equity market conditions, and an increase in incurred but not reported (IBNR) death claim reserves.

    Net investment income reflected a slight decline in base yields (12 basis points), as investment purchases in late 2010 and 2011 were made at yields lower than the weighted average yields of the existing base portfolio. The lower yields were partially offset by an increase in income from the reinvestment of significant amounts of cash and short term investments during 2011. The following decreases in investment enhancement items also contributed to lower net investment income in 2011 compared to 2010:

  •
  $471 million decrease in valuation gains on ML II;

  •
  $196 million lower call and tender income;

  •
  $163 million of losses from equity-method investments in two trusts created by AIG to hold leased commercial aircraft, in which SunAmerica has non-voting preferred equity and debt interests. The losses reflect aircraft impairments recorded by the trusts in 2011 based on reviews of aircraft recoverability, which consider projected undiscounted future cash flows subject to assumptions based on current macroeconomic and industry trends and conditions; and

  •
  $121 million decrease in private equity funds and hedge funds income.

    DAC amortization and policyholder benefit expenses related to weaker equity market conditions were $26 million in 2011, compared to an $107 million reduction to expenses due to more favorable equity market conditions in 2010. In a weak equity market, SunAmerica increases policyholder benefit reserves to recognize the expected value of death benefits in excess of the projected account balance for certain guaranteed benefits features of variable annuities. The DAC asset related to these products may also be adjusted through amortization expense, to reflect updates of future estimated gross profits due to equity market assumptions. The effect on the estimated gross profits of variable products of short-term fluctuations in the equity markets are mitigated in part through the use of a reversion to mean methodology. Under this methodology, SunAmerica assumes a long-term growth rate for the assets backing these liabilities, which factors in potential short-term fluctuations in the financial markets, and if the long-term growth rate assumption is deemed to be unreasonable in light of the current market conditions, the long-term growth rate assumption is revised upward or downward to reflect the revised estimate. See Note 2(g) to the Consolidated Financial Statements for additional discussion.

AIG Form 8-K            41

    SunAmerica recorded an increase of approximately $202 million in the estimated reserves for incurred but not reported death claims in 2011 in conjunction with the use of the Social Security Death Master File (SSDMF) to identify potential claims not yet filed with its life insurance companies. Although SunAmerica has enhanced its claims practices to include use of the SSDMF, it is possible that industry-wide regulatory inquiries, audits and other regulatory activity could result in the payment of additional death claims, additional escheatment of funds deemed abandoned under state laws, administrative penalties and interest.

    Offsetting these decreases in operating income was $226 million of legal settlement net proceeds received in 2011. In three separate agreements, SAFG Retirement Services, Inc. (SAFG), formerly known as AIG Retirement Services, Inc. agreed to resolve its claims in the matter titled AIG Retirement Services, Inc. v. Altus Finance S.A. et al.

    Other acquisition and insurance expenses declined $123 million, or 6 percent, compared to 2010, primarily due to legal expense accruals and state guaranty fund assessments which were higher in 2010, as well as a reduction in the cost of letters of credit related to reinsurance.

    Pre-tax income for SunAmerica reflected net realized capital gains in 2011 compared to net realized capital losses in 2010 due principally to a $981 million decline in other-than-temporary impairments, a decline in fair value losses on derivatives primarily used to hedge the effect of interest rate and foreign exchange movements on Guaranteed Investment Contracts (GIC) reserves, and declines in the allowance for mortgage loans. These improvements were partially offset by a $465 million increase in fair value losses of embedded derivatives, net of economic hedges, relating to variable annuity products with living benefit guarantees, compared to 2010, driven by declines in long-term interest rates. Due to statutory capital considerations, a significant portion of the interest rate exposure related to these variable annuity contract features is unhedged.

    SunAmerica periodically evaluates the estimates used to establish its liabilities for future policy benefits and DAC. These estimates may be adjusted based on actual experience and management judgment regarding assumptions which include mortality, morbidity, persistency, maintenance expenses and investment returns. These current best estimates are used to determine whether to adjust DAC and record additional liabilities when unrealized gains or losses on available-for-sale investment securities are recognized through accumulated other comprehensive income, at each balance sheet date, as if the securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. An actual sale of the underlying securities could trigger an actual loss recognition event that would result in the amortization of DAC and the recognition of higher reserves through policyholder benefit expense due to a deficiency in future earnings. Primarily as a result of the low interest rate environment in 2011, SunAmerica recorded additional future policy benefits and adjustments to DAC totaling $1.6 billion, net of tax, as of December 31, 2011, which were charged directly to accumulated other comprehensive income (loss) and included within the change in net unrealized appreciation (depreciation) of investments.

2010 and 2009 Comparison

    SunAmerica reported an increase in operating income in 2010 compared to 2009 primarily due to higher net investment income and favorable changes in DAC and SIA amortization and policyholder benefit expenses due to improved equity market conditions in 2010 relative to 2009.

    Higher net investment income in 2010 compared to 2009 reflected the following:

  •
  $699 million increase in private equity funds and hedge funds income;

  •
  $539 million increase in valuation gains on ML II; and

  •
  $279 million higher call and tender income.

    In 2009, DAC and SIA amortization unlocking and related reserve strengthening charges of $584 million were primarily due to reductions in the long-term growth assumptions and deteriorated equity market conditions early in 2009 for group retirement products and individual variable annuities, and projected increases in surrenders for individual fixed annuities. The 2010 unlocking and reserve strengthening was not significant.

42            AIG Form 8-K

    The improvement in the pre-tax results for SunAmerica in 2010 compared to 2009 reflected a decline in net realized capital losses due principally to a significant decline in other-than-temporary impairments, and an increase in net realized gains from the sale of investments in 2010 partially offset by affordable housing partnership impairments and an increase in fair value losses on derivatives primarily used to hedge the effect of interest rate and foreign exchange movements on GIC reserves. See Results of Operations — Consolidated Results — Premiums; — Net Investment Income; and — Net Realized Capital Gains (Losses) herein.

Other Operations

    The components of AIG's Other operations were revised in the third quarter of 2011, primarily as a result of the reclassification of non-aircraft leasing operations from the Financial Services reportable segment as discussed in Note 3 to the Consolidated Financial Statements, as follows:

  •
  AIGFP's derivatives portfolio, previously reported as a component of the Financial Services reportable segment, is now reported with AIG Markets, Inc. (AIG Markets) as Global Capital Markets in Other Operations.

  •
  AIG Global Real Estate Investment Corp. operations and Institutional Asset Management, previously reported as components of Direct Investment book and Asset Management operations within Other operations, respectively, are now reported in Corporate & Other.

    AIG's Other operations include the following:

  •
  Mortgage Guaranty — UGC subsidiaries issue residential mortgage guaranty insurance, both domestically and to a lesser extent internationally, that covers mortgage lenders from the first loss for credit defaults on high loan-to-value conventional first-lien mortgages for the purchase or refinance of one-to four-family residences.

  •
  Global Capital Markets — consist of the operations of AIG Markets and the remaining AIGFP derivatives portfolio. AIG Markets acts as the derivatives intermediary between AIG companies and third parties. The active wind-down of the AIGFP derivatives portfolio was completed by the end of the second quarter of 2011. Although the remaining AIGFP derivatives portfolio may experience periodic fair value volatility, the portfolio consists predominantly of transactions AIG believes are of low complexity, low risk, supportive of AIG's risk management objectives or not economically appropriate to unwind based on a cost versus benefit analysis. AIGFP is entering into new derivative transactions only to hedge its current portfolio.

  •
  Direct Investment book — includes results for the MIP and the results of certain non-derivative assets and liabilities of AIGFP.

  •
  Retained Interests — Fair value gains or losses on AIG's remaining interest in AIA ordinary shares retained following the AIA initial public offering, the retained interest in ML III, and, prior to their sale on March 8, 2011, the MetLife securities that were received as consideration from the sale of ALICO.

  •
  Corporate & Other — consists primarily of interest expense, intercompany interest income that is eliminated in consolidation, expenses of corporate staff not attributable to specific business segments (including restructuring costs), expenses related to internal controls, corporate initiatives, certain compensation plan expenses, corporate-level net realized capital gains and losses, certain litigation-related charges and credits, and net gains and losses on sales of divested businesses that did not qualify for discontinued operations accounting treatment.

  •
  Divested Businesses — include operating results of certain businesses that have been divested that did not meet the criteria for discontinued operations classification, primarily consisting of AIA in 2010.

AIG Form 8-K            43

Other Operations Results

The following table presents pre-tax income for AIG's Other operations:

				Percentage Change
(in millions)	2011	2010	2009	2011 vs. 2010		2010 vs. 2009

Mortgage Guaranty	$(77)	$397	$(1,686)	NM	%	NM %
Global Capital Markets	(7)	193	603	NM		(68)
Direct Investment book	622	1,242	1,506	(50)		(18)
Retained interests:
Change in the fair value of the MetLife securities prior to their sale	(157)	665	-	NM		NM
Change in fair value of AIA securities	1,289	(638)	-	NM		NM
Change in fair value of ML III(a)	(646)	1,792	419	NM		328

Corporate & Other:
Interest expense on FRBNY Credit Facility(b)	(72)	(4,107)	(10,381)	98		60
Other interest expense	(2,001)	(2,380)	(2,676)	16		11
Other corporate expenses	(703)	(1,370)	(3,253)	49		58
Loss on extinguishment of debt	(2,847)	(104)	-	NM		NM
Net realized capital gains (losses)	(30)	500	750	NM		(33)
Net gain (loss) on sale of divested businesses	(74)	18,897	(1,271)	NM		NM

Total Corporate & Other	(5,727)	11,436	(16,831)	NM		NM

Divested businesses	-	2,435	2,093	NM		16
Consolidation and eliminations	-	89	(361)	NM		NM

Total Other operations	$(4,703)	$17,611	$(14,257)	NM	%	NM %

(a)
Corporate & Other contributed its equity interest in ML III to an AIG subsidiary reported above, during the second quarter of 2009.

(b)
Includes interest expense of $2 million, $75 million and $89 million for 2011, 2010 and 2009, respectively, allocated to discontinued operations in consolidation.

Mortgage Guaranty

    The main business of the subsidiaries of UGC is the issuance of residential mortgage guaranty insurance, both domestically, and to a lesser extent, internationally, that covers mortgage lenders from the first loss for credit defaults on high loan-to-value conventional first-lien mortgages for the purchase or refinance of one- to four-family residences.

The following table presents pre-tax income for Mortgage Guaranty:

				Percentage Change
Years Ended December 31, (in millions)	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Underwriting results:
Net premiums written	$801	$756	$911	6%	(17)%
(Increase) decrease in unearned premiums	(9)	219	119	NM	84

Net premiums earned	792	975	1,030	(19)	(5)
Claims and claims adjustment expenses incurred	834	500	2,869	67	(83)
Underwriting expenses	187	271	-	(31)	NM

Underwriting profit (loss)	(229)	204	(1,839)	NM	NM

Investing and other results:
Net investment income	132	149	168	(11)	(11)
Net realized capital gains (losses)	20	44	(15)	(55)	NM

Pre-tax income (loss)	$(77)	$397	$(1,686)	NM %	NM %

44            AIG Form 8-K

2011 and 2010 Comparison

    UGC recorded a pre-tax loss in 2011 compared to pre-tax income in 2010, primarily due to:

  •
  an increase in claims and claims adjustment expenses of $334 million, primarily in first-lien business, reflecting increased overturns of denied and rescinded claims and unfavorable first-lien loss development of $76 million in 2011, compared to favorable loss development of $385 million in 2010, partially offset by lower levels of newly reported delinquencies in the first-lien, second-lien and international products, and a reduction in reserves due to an agreement to resolve certain delinquencies with a major European lender that resulted in a $43 million benefit;

  •
  declines in earned premiums from the second-lien, private student loan and international businesses, which were placed into runoff during 2008, partially offset by an increase in earned premiums from first-lien business; and

  •
  the accrual of $22 million to pay for previously rescinded losses, certain legal fees and interest in connection with an adverse judgment. UGC has appealed the court's decision.

    Partially offsetting these declines was a reduction in underwriting expenses compared to 2010 reflecting a $94 million accrual of estimated remedy losses in 2010. Remedy losses represent the indemnification for losses incurred by lenders arising from obligations contractually assumed by UGC as a result of underwriting services provided to lenders during times of high loan origination activity. UGC believes it has adequately accrued for these losses at December 31, 2011. Pre-tax income for 2010 also includes gains of approximately $150 million from legal settlements and reinsurance commutations.

2010 and 2009 Comparison

    Mortgage Guaranty reported pre-tax income in 2010 compared to a pre-tax loss in 2009, driven by:

  •
  favorable prior year reserve development, primarily in first liens, due to increased cures, rescissions and claims denials, compared to unfavorable development in 2009;

  •
  gains of $150 million in 2010 from legal settlements and reinsurance commutations; and

  •
  lower levels of newly reported delinquencies in the first-lien, second-lien and international products, partially offset by increased delinquencies in private student loans. During 2010, UGC commuted the majority of its private student loan portfolio.

    Partially offsetting the improved 2010 results were:

  •
  lower earned premiums in first-lien, second-lien, and international businesses in 2010;

  •
  the accrual of $94 million of remedy losses in 2010 as noted above; and

  •
  the amortization of the second-lien premium deficiency reserve of $222 million in 2009.

Risk-in-Force

The following table presents risk in force and delinquency ratio information for Mortgage Guaranty domestic business:

At December 31, (dollars in billions)	2011	2010

Domestic first-lien:
Risk in force	$25.6	$25.3
60+ day delinquency ratio on primary loans(a)	13.9%	16.3%
Domestic second-lien:
Risk in force(b)	$1.5	$2.1

(a)
Based on number of policies.

(b)
Represents the full amount of second-lien loans insured reduced for contractual aggregate loss limits on certain pools of loans, usually 10 percent of the full amount of loans insured in each pool. Certain second-lien pools have reinstatement provisions, which will expire as the loan balances are repaid.

AIG Form 8-K            45

Global Capital Markets Operations

2011 and 2010 Comparison

    Global Capital Markets reported a pre-tax loss in 2011 compared to pre-tax income in 2010 primarily due to a decrease in unrealized market valuation gains related to the AIGFP super senior credit default swap (CDS) portfolio and losses in 2011 compared to gains in 2010 on the AIGFP CDS contracts referencing single-name exposures written on corporate, index and asset-backed credits, which are not included in the AIGFP super senior CDS portfolio. These items were partially offset by improvements related to the net effect of changes in credit spreads on the credit valuation adjustments of AIGFP's derivative assets and liabilities. During 2011, AIGFP recorded an unrealized market valuation gain on its super senior CDS portfolio of $339 million compared to an unrealized market valuation gain of $598 million in 2010. The reduction in gains resulted primarily from CDS transactions written on multi-sector CDOs driven by price declines of the underlying assets. AIGFP also recognized a loss of $23 million in 2011 on CDS contracts referencing single-name exposures as compared to a gain of $149 million in 2010 due to a decline in market conditions. During 2011, AIGFP recognized a net credit valuation adjustment loss on derivative assets and liabilities of $53 million compared to a net credit valuation adjustment loss of $200 million in 2010 due to a narrowing of corporate spreads.

2010 and 2009 Comparison

    Global Capital Markets reported lower pre-tax income in 2010 compared to 2009 primarily due to lower unrealized market valuation gains related to the AIGFP super senior CDS portfolio and the significant decrease related to the net effect of changes in credit spreads on the credit valuation adjustments of AIGFP's derivative assets and liabilities, partially offset by lower costs related to the continued wind-down of AIGFP's businesses and portfolios. During 2010, AIGFP recorded an unrealized market valuation gain on its super senior CDS portfolio of $598 million compared to an unrealized market valuation gain of $1.4 billion in 2009. During 2010, AIGFP recognized a net credit valuation adjustment loss on derivative assets and liabilities of $200 million compared to a net credit valuation adjustment gain of $775 million in 2009.

    See Critical Accounting Estimates — Level 3 Assets and Liabilities in the 2011 Annual Report on Form 10-K for a discussion of AIGFP's super senior CDS portfolio.

Direct Investment Book Results

2011 and 2010 Comparison

    The Direct Investment book pre-tax income decreased in 2011 compared to 2010 due to lower net gains on credit valuation adjustments on non-derivative assets and liabilities accounted for under the fair value option and lower interest income in the MIP due to approximately $4.9 billion in sales of investments during the fourth quarter of 2010 and the first quarter of 2011 to increase liquidity. These declines were partially offset by significantly lower other-than-temporary impairments on fixed maturity securities.

2010 and 2009 Comparison

    The Direct Investment book pre-tax income decreased in 2010 compared to 2009 due to lower net gains on credit valuation adjustments on non-derivative assets and liabilities accounted for under the fair value option, partially offset by significantly lower other-than-temporary impairments on fixed maturity securities.

46            AIG Form 8-K

The following table presents credit valuation adjustment gains (losses) for the Direct Investment book (excluding intercompany transactions):

(in millions)	Counterparty Credit Valuation Adjustment on Assets		AIG's Own Credit Valuation Adjustment on Liabilities

Year Ended December 31, 2011
Bond trading securities	$(71)	Notes and bonds payable	$141
Loans and other assets	31	Hybrid financial instrument liabilities	147
		Guaranteed Investment Agreements (GIAs)	112
		Other liabilities	20

Decrease in assets	$(40)	Decrease in liabilities	$420

Net pre-tax increase to Other income	$380

Year Ended December 31, 2010
Bond trading securities	$1,678	Notes and bonds payable	$(251)
Loans and other assets	40	Hybrid financial instrument liabilities	(311)
		GIAs	(173)
		Other liabilities	(44)

Increase in assets	$1,718	Increase in liabilities	$(779)

Net pre-tax increase to Other income	$939

Year Ended December 31, 2009
Bond trading securities	2,095	Notes and bonds payable	(163)
Loans and other assets	(48)	Hybrid financial instrument liabilities	(83)
		GIAs	172
		Other liabilities	(12)

Increase in assets	$2,047	Increase in liabilities	$(86)

Net pre-tax increase to Other income	$1,961

Change in Fair Value of the MetLife Securities Prior to Sale

    AIG recognized a loss in 2011, representing the decline in the securities' value, due to market conditions, from December 31, 2010 through the date of their sale in the first quarter of 2011.

Change in Fair Value of AIA Securities

    AIG recognized a $1.3 billion gain in 2011, a 12 percent increase in the value of AIG's 33 percent interest in AIA, which is recorded in Other invested assets and accounted for under the fair value method. In 2010, AIG recognized a $638 million loss on its interest in AIA during the approximate two month holding period following the initial public offering in late October 2010.

Change in Fair Value of ML III

    The loss attributable to AIG's interest in ML III for 2011 was due to significant spread widening and reduced interest rates.

    The gain of $1.8 billion on ML III for 2010 was attributable to the shortening of weighted average life by 1.34 years. Additionally, fair value for 2010 was positively affected by a decrease in projected credit losses in the underlying collateral securities. During 2010, credit spreads tightened by 287 basis points.

AIG Form 8-K            47

Corporate & Other

    Corporate & Other reported pre-tax losses of $5.7 billion in 2011 compared to pre-tax gains of $11.4 billion in 2010 primarily due to gains on sales of divested businesses in 2010, primarily related to AIA, partially offset by:

  •
  a decline in interest expense as a result of the repayment of the FRBNY Credit Facility;

  •
  a reduction in other corporate expenses due to the securities litigation charges recorded in 2010; and

  •
  a pre-tax gain on extinguishment of debt of approximately $484 million resulting from the exchange of outstanding junior subordinated debentures for senior notes pursuant to an exchange offer.

    These improvements were mostly offset by a loss on extinguishment of debt of $3.3 billion in connection with the Recapitalization, primarily consisting of the accelerated amortization of the prepaid commitment fee asset resulting from the termination of the FRBNY Credit Facility and net realized capital losses recorded in 2011 compared to net realized capital gains in 2010.

    Corporate & Other reported pre-tax income in 2010 compared to a pre-tax loss in 2009 primarily due to the following:

  •
  a decline in interest expense on the FRBNY Credit Facility; and

  •
  gains on sales of divested businesses in 2010, primarily related to AIA, compared to losses in 2009.

Divested Businesses

    Divested businesses include the operating results of divested businesses that did not qualify for discontinued operations accounting through the date of their sale. The Divested businesses results for 2010 primarily represent the historical results of AIA, which was deconsolidated in November 2010 in conjunction with its initial public offering.

CONSOLIDATED COMPREHENSIVE INCOME

The following table presents AIG's consolidated comprehensive income (loss):

				Increase (Decrease)
Years Ended December 31, (in millions)	2011	2010	2009	2011 vs. 2010	2010 vs. 2009

Net Income (loss)	$21,330	$12,285	$(9,726)	$9,045	$22,011

Change in unrealized appreciation of investments	5,518	9,910	33,221	(4,392)	(23,311)
Change in deferred acquisition costs adjustment and other	(630)	(657)	(3,361)	27	2,704
Change in future policy benefits	(2,302)	-	-	(2,302)	-
Change in foreign currency translation adjustments	(97)	654	2,858	(751)	(2,204)
Change in net derivative gains (losses) arising from cash flow hedging activities	51	105	95	(54)	10
Change in retirement plan liabilities adjustment	(365)	9	168	(374)	(159)
Change attributable to divestitures and deconsolidations	(5,041)	(4,872)	420	(169)	(5,292)
Deferred tax asset (liability)	262	(2,186)	(11,602)	2,448	9,416

Total other comprehensive income (loss)	(2,604)	2,963	21,799	(5,567)	(18,836)

Comprehensive income	18,726	15,248	12,073	3,478	3,175
Comprehensive income attributable to noncontrolling nonvoting, callable, junior and senior preferred interests	634	1,818	140	(1,184)	1,678
Comprehensive income (loss) attributable to other noncontrolling interests	(47)	590	(1,116)	(637)	1,706

Total comprehensive income (loss) attributable to noncontrolling interests	587	2,408	(976)	(1,821)	3,384

Comprehensive income (loss) attributable to AIG	$18,139	$12,840	$13,049	$5,299	$(209)

48            AIG Form 8-K

Change in Unrealized Appreciation of Investments

    The $5.5 billion increase in 2011 was primarily attributable to continued appreciation in bonds available for sale of $0.7 billion and $4.6 billion recognized by Chartis and SunAmerica, respectively, due to continued improvements in financial market conditions and declines in U.S. Treasury rates, which were partially offset by widening spreads.

    The $9.9 billion increase in 2010 primarily reflects the $0.6 billion and $7.0 billion appreciation in bonds available for sale held by Chartis and SunAmerica operations, respectively, due to lower U.S. Treasury rates and slightly narrowed spreads. The structured securities portfolio accounted for more than half of the positive change in 2010, as RMBS and CMBS continued to recover from the distressed pricing levels of the financial crisis. The increase in 2010 also includes $578 million of appreciation in available-for-sale equities held by Chartis.

    The $33.2 billion in unrealized appreciation for 2009 reflects $30.2 billion and $2.9 billion in appreciation in bonds and equities available for sale, respectively, related to the continued recovery of the global financial markets in 2009, as investors returned to equity and bond markets.

Change in Deferred Acquisition Costs Adjustment and Other

    The decline in deferred acquisition costs in all periods is primarily the result of increases in the unrealized appreciation of investments supporting interest-sensitive products. The decline since 2009 reflects the divestiture of multiple life insurance operations, including the sales of Nan Shan, AIG Star and AIG Edison in 2011, the deconsolidation of AIA in 2010 and sale of ALICO in 2010.

Change in Future Policy Benefits

    AIG periodically evaluates the assumptions used to establish its deferred acquisition costs and future policy benefits. These assumptions may be adjusted based on actual experience and management judgment. Key assumptions include mortality, morbidity, persistency, maintenance expenses and investment returns.

    Primarily as a result of the significant decline in interest rates during the latter half of 2011 and updated assumptions for mortality experience, AIG recorded additional future policy benefits through other comprehensive income. This change in future policy benefits assumes the securities underlying certain traditional long-duration products had been sold at their stated aggregate fair value and reinvested at current yields.

Change in Foreign Currency Translation Adjustments

    Increases in foreign currency translation adjustments for all periods primarily reflect the weakening of the U.S. dollar in relation to foreign currencies. The decline in foreign currency translation adjustments over the three-year period reflects the divestiture of multiple foreign operations, including the sales of Nan Shan, AIG Star and AIG Edison in 2011, the deconsolidation of AIA in 2010 and the sale of ALICO in 2010.

Change in Net Derivative Gains (Losses) Arising from Cash Flow Hedging Activities

    The decline in 2011 compared to 2010 primarily reflects the gradual wind-down of the cash flow hedge portfolio in 2011, 2010 and 2009, partially offset by a decline in the interest rate environment.

Retirement Plan Liabilities Adjustment

    The decrease in 2011 was primarily due to the announced redesign and resulting remeasurement of the AIG Retirement and AIG Excess Plans, which will be converted to cash balance plans effective April 1, 2012. AIG recognized a $590 million pre-tax reduction to Accumulated other comprehensive income in connection with the remeasurement at September 30, 2011, primarily due to a decrease in the discount rate since December 31, 2010. This decrease in Accumulated other comprehensive income was partially offset by the effect of the increase in the discount rate in the fourth quarter in connection with the year end remeasurement.

AIG Form 8-K            49

    In 2010 and 2009, the effect of declining discount rates on pension benefit obligations was offset by the appreciation of investments held by the respective plans.

    See Note 20 to the Consolidated Financial Statements for further discussion.

Divestitures and Deconsolidations

    The change attributable to divestitures and deconsolidations in every period reflects the derecognition of all items in Accumulated other comprehensive income (loss) at the point of sale/deconsolidation for all entities, including domestic entities. In 2011, the most significant entities were AIG Star, AIG Edison and Nan Shan. In 2010, the most significant entities were AIA and ALICO. In 2009, the most significant entities were Transatlantic, 21st Century and HSB.

Deferred Taxes on Other Comprehensive Income

    For the year ended December 31, 2011, the effective tax rate on pre-tax Other Comprehensive Loss was 9.1 percent. The effective tax rate differs from the statutory 35 percent rate primarily due to the effects of the Nan Shan disposition.

    For the year ended December 31, 2010, the effective tax rate on pre-tax Other Comprehensive Income was 42.5 percent, primarily due to the effects of the AIA initial public offering, the ALICO disposition and changes in the estimated U.S. tax liability with respect to the potential sale of subsidiaries, including AIG Star and AIG Edison.

    For the year ended December 31, 2009, the effective tax rate on pre-tax Other Comprehensive Income was 34.7 percent, which did not materially differ from the statutory 35 percent rate.

CRITICAL ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with GAAP requires the application of accounting policies that often involve a significant degree of judgment. AIG considers its accounting policies that are most dependent on the application of estimates and assumptions, and therefore viewed as critical accounting estimates, to be those relating to items considered by management in the determination of:

  •
  estimates with respect to income taxes, including recoverability of the deferred tax asset and the predictability of future operating profitability of the character necessary to realize the deferred tax asset;

  •
  recoverability of assets, including deferred policy acquisition costs (DAC), flight equipment, and reinsurance;

  •
  insurance liabilities, including general insurance unpaid claims and claims adjustment expenses and future policy benefits for life and accident and health contracts;

  •
  estimated gross profits for investment-oriented products;

  •
  impairment charges, including other-than-temporary impairments on financial instruments and goodwill impairments;

  •
  liabilities for legal contingencies; and

  •
  fair value measurements of certain financial assets and liabilities, including CDS and AIG's economic interest in ML II and equity interest in ML III.

    These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, AIG's financial condition and results of operations would be directly affected.

    Except for the items noted below, no other critical accounting estimates in the 2011 Annual Report on Form 10-K are being updated in this Current Report on Form 8-K.

50            AIG Form 8-K

RECOVERABILITY OF DEFERRED TAX ASSET:

    AIG considers the recoverability of its deferred tax asset to be a critical accounting estimate. The evaluation of the recoverability of the deferred tax asset and the need for a valuation allowance requires AIG to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed.

    AIG's framework for assessing the recoverability of deferred tax assets weighs the sustainability of recent operating profitability, the predictability of future operating profitability of the character necessary to realize the deferred tax assets, and AIG's emergence from cumulative losses in recent years. The framework requires AIG to consider all available evidence, including:

  •
  the nature, frequency, and severity of cumulative financial reporting losses in recent years;

  •
  the sustainability of recent operating profitability of AIG's subsidiaries in various tax jurisdictions;

  •
  the predictability of future operating profitability of the character necessary to realize the net deferred tax asset;

  •
  the carryforward periods for the net operating loss (NOL), capital loss and foreign tax credit (FTC) carryforwards, including the effect of reversing taxable temporary differences; and,

  •
  prudent and feasible tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax assets.

    During 2011, AIG experienced significant favorable developments, including the completion of the Recapitalization in January 2011, the wind-down of AIGFP's portfolios, the sale of certain businesses, emergence from cumulative losses in recent years and a return to sustainable operating profits within its primary operations. During 2011, AIG's level of profitability, excluding the $3.3 billion loss on extinguishment of debt in January, confirmed its return to sustainable operating profit for the full year. This, together with the emergence from cumulative losses in recent years and projections of sufficient future taxable income, represents significant positive evidence. As of December 31, 2011, the cumulative positive evidence outweighed the historical negative evidence regarding the likelihood that the deferred tax asset for AIG's U.S. consolidated income tax group (other than the life-insurance-business capital loss carryforwards) will be realized. This assessment was evidenced by AIG meeting all of the criteria in its framework, resulting in its conclusion that $18.4 billion of the deferred tax asset valuation allowance for AIG's U.S. consolidated income tax group should be released in 2011. The life-insurance-business capital loss carryforwards may be realized in the future if and when, either capital gains are realized or when prudent and feasible tax planning strategies are identified that result in an assessment that the life-insurance-business capital loss carryforwards will be realized on a more-likely-than-not basis prior to the expiration of such capital loss carryforwards.

    In order to demonstrate the predictability and sufficiency of future taxable income necessary to support the realizability of the NOLs, FTCs and nonlife capital loss carryforwards related to the $18.4 billion valuation allowance release, AIG considered its forecasts of future income for each of its businesses using comparisons to historical results, and actual and planned business and operational changes, which included assumptions about future macroeconomic and AIG-specific conditions and events. AIG also subjected the forecasts to stresses (considering various adverse AIG- specific and macro-economic risks) of key assumptions and evaluated the effect on tax attribute utilization. Management also stressed its assumptions related to the effectiveness of relevant prudent and feasible tax planning strategies. AIG's income forecasts coupled with its tax planning strategies (as well as stressed scenarios), all resulted in sufficient taxable income to achieve realization of the tax attributes (other than life-insurance-business capital loss carryforwards) prior to their expiration.

AIG Form 8-K            51

U.S. INCOME TAXES ON EARNINGS OF CERTAIN FOREIGN SUBSIDIARIES:

    Due to the complexity of the U.S. federal income tax laws involved in determining the amount of income taxes related to differences between book carrying value and tax basis of subsidiaries, as well as the level of judgment and reliance on reasonable assumptions and estimates in calculating this liability, AIG considers the U.S. federal income taxes accrued on the earnings of certain foreign subsidiaries to be a critical accounting estimate.

DEFERRED POLICY ACQUISITION COSTS – SHORT DURATION (CHARTIS):

    Recoverability of deferred policy acquisition costs (DAC) is based on the current terms and profitability of the underlying insurance contracts. Policy acquisition costs are deferred and amortized over the period in which the related premiums written are earned, generally 12 months for short-duration insurance contracts. DAC is grouped consistent with the manner in which the insurance contracts are acquired, serviced and measured for profitability and is reviewed for recoverability based on the profitability of the underlying insurance contracts.

    AIG assesses the recoverability of its DAC on an annual basis or more frequently if circumstances indicate an impairment may have occurred. This assessment is performed by comparing recorded unearned premium and anticipated investment income on in-force business to the sum of expected claims, claims adjustment expenses, anticipated maintenance costs and unamortized DAC. If the sum of these costs exceeds the amount of recorded unearned premium and anticipated investment income, the excess is recognized as an offset against the asset established for DAC. This offset is referred to as a premium deficiency charge. Increases in expected claims and claims adjustment expenses can have a significant impact on the likelihood and amount of a premium deficiency charge.

    For short-duration insurance contracts, starting on January 1, 2012, AIG has elected to include anticipated investment income in its determination of whether DAC is recoverable. AIG believes the inclusion of anticipated investment income in the recoverability analysis is a preferable accounting policy, as it includes in the recoverability analysis the fact that there is a timing difference between when the premiums are collected and in turn invested and when the losses and related expenses are paid. This is considered a change in accounting principle that requires retrospective application to all periods presented. Because AIG historically has not recorded any premium deficiency on its short-duration insurance contracts even without the inclusion of anticipated investment income, there are no changes to the historical financial statements for the change in accounting principle.

    Management tested the recoverability of DAC and determined that recorded unearned premiums and anticipated investment income of its Chartis operations exceeded the sum of these costs at December 31, 2011.

52            AIG Form 8-K

QuickLinks

  REVISIONS
  Income (loss) from Discontinued Operations is comprised of the following
  The following table presents Chartis results
  The following table presents Chartis Other results
  CONSOLIDATED COMPREHENSIVE INCOME